Exhibit 10.6

EXECUTION VERSION

JUNIOR LIEN TERM LOAN CREDIT AGREEMENT

dated as of July 16, 2018

among

The McClatchy Company,
 as Borrower,

The Lenders Party Hereto,

The Guarantors Party Hereto,

The Bank of New York Mellon,

 as Administrative Agent, Tranche A Collateral Agent and Tranche B Collateral Agent

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Guarantors
Schedule 11.02	-	Addresses for Notices

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Guaranty Supplement
Exhibit E-1	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships)
Exhibit E-2	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships)
Exhibit F	-	Form of Supplemental Indenture

JUNIOR LIEN TERM LOAN CREDIT AGREEMENT

JUNIOR LIEN TERM LOAN CREDIT AGREEMENT, dated as of July 16, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among The McClatchy Company, a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Initial Lenders (as hereinafter defined), The Bank of New York Mellon, as collateral agent (Tranche A) for the holders of Tranche A Loans (together with any successor collateral agent appointed pursuant to Article VIII, the “Tranche A Collateral Agent”), as collateral agent (Tranche B) for the holders of Tranche B Loans (together with any successor collateral agent appointed pursuant to Article VIII, the “Tranche B Collateral Agent” and together with the Tranche A Collateral Agent, the “Collateral Agent”) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower is the issuer of the 2027 Debentures and the 2029 Debentures (as such terms are defined below);

WHEREAS, the Borrower has requested (i) a term loan (the “Tranche A Loan”) consisting of (A) amounts incurred by the Borrower to repurchase for cash or exchange certain of the 2027 Debentures (as further defined below, the “2027 Debentures Amount”) and (ii) a term loan (the “Initial Tranche B Loan”) consisting of amounts incurred by the Borrower to repurchase for cash or exchange certain of the 2029 Debentures (as further defined below, the “2029 Debentures Amount”);

WHEREAS, the Initial Tranche B Loan may be increased by the Additional Tranche B Loan as set forth in Section 2.01(c) (the sum of the Initial Tranche B Loan and the Additional Tranche B Loan, the “Tranche B Loan”, and together with the Tranche A Loan, the “Facility”); and

WHEREAS, the Lenders are willing to make available to the Borrower the Facility upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2027 Debentures” means the 7.15% Debentures due November 1, 2027, issued by the Borrower.

“2027 Debentures Amount” means the sum of (i) $98,901,464.69, which is the sum of (A) the prevailing market price at 5:00 p.m. on July 13, 2018 as reported on TRACE of $82,083,000 aggregate principal amount of 2027 Debentures, plus (B) accrued and unpaid interest thereon up to, but excluding, the Closing Date and (ii) $60.0 million in cash, repayable at maturity in accordance with Section 2.03 in the amount of approximately $75.0 million.

“2029 Debentures” means the 6.875% Debentures due March 15, 2029, issued by the Borrower.

“2029 Debentures Amount” means $250,172,362.47, which is the sum of (A) the prevailing market price at 5:00 p.m. on July 13, 2018 as reported on TRACE of $193,466,000 aggregate principal amount of 2029 Debentures, plus (B) accrued and unpaid interest thereon up to, but excluding, the Closing Date.

“2022 Debt Refinancing” means the issuance by the Borrower of senior secured notes in an aggregate principal amount of $310.0 million, the proceeds of which, together with the proceeds from this Facility, and cash on hand, are applied to redeem, refinance, discharge or otherwise acquire 100% of the issued and outstanding 2022 Notes, with any remainder to be used by the Borrower to pay fees, expenses and taxes in connection with the Refinancing and for working capital and general corporate purposes.

“2022 Notes” means the 9.0% Senior Secured Notes due 2022, issued by the Borrower.

“ABL Agent” means Wells Fargo Bank, National Association and its successors and assigns or any other applicable administrative agent or collateral agent under the ABL Credit Facility.

“ABL Credit Facility” means that credit agreement dated as of the Closing Date, by and among the Borrower, the subsidiaries of Borrower party thereto as borrowers, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank, National Association, as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Sections 6.01 and 6.03).

“ABL Intercreditor Agreement” means the ABL/Notes Intercreditor Agreement to be entered into among the Borrower, the Guarantors, the collateral agent of the New First Lien Debt, on behalf of itself and the holders of the New First Lien Debt, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

“ABL Obligations” means the “Obligations” as defined in the credit agreement governing the ABL Credit Facility.

“ABL Priority Collateral” means the following assets of the Borrower and the Guarantors (other than Notes Priority Collateral and Excluded Property):

(a)        all accounts, payment intangibles, accounts receivable, and other receivables (including credit card receivables, and other receivables, whether consisting of accounts receivables or general intangibles) and all other rights to payment (in each case including any such rights to payment for property sold, leased, licensed or otherwise disposed of or for services rendered or to be rendered (including rights to payment arising from services rendered or from the sale, lease, license, use or other disposition of inventory)), in each case, whether such rights to payment constitute accounts, payment intangibles, general intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper or documents, except, in each case, pledged debt instruments, which are not otherwise included as “ABL Priority Collateral” pursuant to clauses (g) and (i) below;

(b)        all inventory;

(c)        all (x) deposit accounts and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, (y) securities accounts and security entitlements and securities credited thereto, and (z) commodity accounts and commodity contracts credited thereto, and, in each case, all cash, checks and other property held therein or credited thereto;

(d)        all money, cash, cash equivalents, and tax refunds, other than tax refunds solely relating to real property, equipment and intellectual property;

(e)        all claims under policies of casualty insurance and all proceeds of casualty insurance, in each case, payable by reason of loss or damage to any ABL Priority Collateral and all proceeds of business interruption insurance;

(f)        commercial tort claims to the extent any such claims relate to the ABL Priority Collateral;

(g)        all general intangibles, instruments, documents, chattel paper, letter-of-credit rights and supporting obligations related to the foregoing;

(h)        all books and records relating to the items referred to in the preceding clauses (a) through (g) above (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (g)); and

(i)         all proceeds (including insurance proceeds) of any of the foregoing.

“ABL Secured Parties” means the holders of any ABL Obligations.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Borrower or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.  Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Borrower or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Guarantor” has the meaning specified in Section 9.05.

“Additional Tranche B Loan” has the meaning specified in Section 2.01(c).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Loan Parties from time to time.

“Affiliate”  of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Applicable Rate” means (i) with respect to the Tranche A Loan, a rate per annum equal to 7.795%, and (ii) with respect to the Tranche B Loan, a rate per annum equal to 6.875%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” means (1) an Investment by the Borrower or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Borrower or any Restricted Subsidiary or (2) the acquisition by the Borrower or any Restricted Subsidiary of assets of any Person.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or local ownership shares) (it being understood that the Equity Interests of the Borrower is not an asset of the Borrower), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(a)        a disposition of assets by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(b)        the disposition of Cash Equivalents in the ordinary course of business or the voluntary termination or unwinding of Hedging Obligations;

(c)        a disposition of inventory in the ordinary course of business;

(d)        a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(e)        any disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.08 or any disposition that constitutes a Change of Control;

(f)        an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(g)        for purposes of Section 6.05 only, the making of a Permitted Investment or a disposition subject to Section 6.02;

(h)        dispositions of Equity Interests of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $1.12 million;

(i)         the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(j)         dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)        the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

(l)         to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(m)       foreclosure on assets, Default Dispositions or transfers by reason of eminent domain;

(n)        any sale of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary;

(o)        a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Borrower or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;

(p)        the receipt by the Borrower or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(q)        operating leases in the ordinary course of business;

(r)        the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind; and

(s)        the transfer of improvements, additions or alterations in connection with the lease of any property.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07 or by the definition of “Eligible Assignee”), and acknowledged by the

Administrative Agent, in accordance with Section 11.07 and in substantially the form of Exhibit B hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (a) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or any similar foreign, federal or state law for the relief of debtors.

“Blockage Notice” has the meaning specified in Section 10.03.

“Board of Directors” means, with respect to any Person:

(a)        with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(b)        with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(c)        with respect to any other Person, the board or committee of such Person service a similar function.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing Base” means, at any time the sum, without duplication, of (i) 90% of net accounts receivable plus (ii) 85% of unbilled accounts to the extent such accounts would upon invoicing be classified within accounts receivable of the Borrower in accordance with GAAP plus (ii) 55% of the book value of inventory, in each case, of the Borrower and the Guarantors, on a consolidated basis.

“Business Day”  means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Amount” means $60,000,000 of cash to be provided to Borrower at the Closing.

“Cash Equivalents” means:

(a)        U.S. dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(b)        securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(c)        marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(d)        certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A2” or the equivalent thereof by Moody’s Investors Service, Inc. or (y) the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

(e)        repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above, entered into with any bank meeting the qualifications specified in clause (d) above;

(f)        commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc. or “P-1” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(g)        instruments equivalent to those referred to in clauses (a) through (f) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(h)        interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above;

(i)         money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least $5.0 billion; and

(j)         in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Cash Management Obligations” means obligations of the Borrower or any Subsidiary in relation to treasury, depository or cash management services agreements (including, without limitation, purchase cards).

“CFC” means a controlled foreign corporation (as that term is defined in the Code) in which the Borrower or any Guarantor is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“CFC Debt” means Indebtedness owed or treated as owed by one or more CFCs.

“Change of Control” means:

(a)        any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Borrower (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(b)        the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any

“person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary; or

(c)        the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.

Notwithstanding the foregoing, neither the ownership nor acquisitions of shares of the Equity Interests of the Borrower by, nor the transfers of shares of the Equity Interests of the Borrower between, Members of the McClatchy Family or any McClatchy Family Entity shall constitute a Change of Control.  For purposes of this definition, “McClatchy Family Entity” shall mean a Person in which Members of the McClatchy Family beneficially own (within the meaning of Rule 13d-5 of the Exchange Act, as in effect on the date hereof) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of such Person.

“Chatham” means Chatham Asset Management, LLC and its Affiliates holding 2027 Debentures and 2029 Debentures.

“Closing” means the time that all of the conditions set forth in Sections 3.01 and 3.02 are satisfied or waived pursuant to the terms thereof.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” as defined in the Collateral Documents.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.08, and each other agreement that creates a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral and Guarantee Requirement” has the meaning specified in the Security Agreement.

“Commitment” means the Tranche A Commitment and the Initial Tranche B Commitment.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Borrower or any Restricted Subsidiary.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Communications” has the meaning specified in Section 11.02(b).

“Consolidated” or “consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)        increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(i)         Consolidated Interest Expense; plus

(ii)        Consolidated Income Taxes; plus

(iii)       consolidated depreciation expense; plus

(iv)       consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standards Board issued Accounting Standards Codification (“ASC”) Topic 350, Intangibles—Goodwill and Other Intangibles and ASC Topic 360-10, Impairment and Disposal of Long-Lived Assets;  plus

(v)        other non-cash charges, losses or expenses (including, without limitation, non-cash pension expense) reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(vi)       any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests of the Borrower (other than Disqualified Stock); plus

(vii)     any fees, charges or other expenses made or Incurred in connection with any actual or proposed Investment, asset sale, acquisition, recapitalization or issuance of Equity Interests or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of Financial Accounting Standards 141R); plus

(viii)    the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other non-recurring charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

(ix)       all non-cash pension expense included in non-operating expenses;

(b)        decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced EBITDA in any prior period); and

(c)        increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(i)         any net gain or loss resulting in such period from Hedging Obligations and the application of ASC Topic 815, Derivatives and Hedging;

(ii)       all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

(iii)      any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(iv)       effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (a)(ii) through (v) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Guarantor) was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (a)(ii) through (v) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed to the Borrower by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (w) any write-offs of capitalized fees under the ABL Credit Facility and all amendments thereto, (x) all non-cash charges for the amortization of original issue discount with respect to the New First Lien Debt,  the Loans and any Exchange Notes, (y) all non-cash charges for the amortization of purchase price adjustments related to 2027 Debentures and 2029 Debentures in connection with the acquisition of Knight-Ridder, Inc., and (z) any interest on tax reserves to the extent the Borrower has elected to treat such interest as an interest expense under FIN 48 since its adoption.

“Consolidated Leverage Ratio” means at any date of determination the ratio of:  (1) the sum of the aggregate outstanding amount of Indebtedness of the Borrower and the Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (2) the Borrower’s Consolidated EBITDA for the four most recently completed fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination for which financial statements are publicly available.

For purposes of this definition, the Borrower’s “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Indebtedness and the application of the proceeds from any Asset Disposition) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Disposition or Asset Acquisition occurred on the first day of the Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Asset Disposition or Asset Acquisition which is being given pro forma effect that have been or are expected to be realized within twelve (12) months after the date of such Asset Disposition or Asset Acquisition as the result of specified actions taken or to be taken within six (6) months after such date) and, except as otherwise provided herein or (y) determined in accordance with Regulation S-X.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

(a)        any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(i)       subject to the limitations contained in clauses (c) through (f) below, the Borrower’s equity in the net income of any such Person for such period will be included (and, without duplication, and to the extent such amounts decreased the Borrower’s equity in the net income of any such Person for such period, shall be increased by the Borrower’s Proportionate Equity Share of the amounts described in clauses (a)(i), (a)(ii), (a)(iii) and (a)(iv) of the definition of Consolidated EBITDA that decreased the net income of such Person during such period) in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period or, without duplication, within three months following the last day of such period and prior to the date of determination or which the Borrower has determined as of such date of determination will be distributed imminently in respect of such period (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

(ii)      the Borrower’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary during such period;

(b)        solely for the purpose of determining the amount available for Restricted Payments under Section 6.02(a), any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:

(i)       subject to the limitations contained in clauses (c) through (f) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii)      the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(c)        any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Borrower or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business;

(d)        any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(e)        the after-tax effect of extraordinary gain or loss;

(f)        the after-tax effect of the cumulative effect of a change in accounting principles;

(g)        any after-tax effect of non-cash impairment charges recorded in connection with the application of ASC Topic 350, Intangibles—Goodwill and Other Intangibles and ASC Topic 360-10, Impairment and Disposal of Long-Lived Assets; and

(h)        any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests of the Borrower (other than Disqualified Stock).

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning set forth in Section 2.01(c).

“Conversion Request” has the meaning set forth in Section 2.01(c).

“Credit Derivatives Definitions” means the 2014 ISDA Credit Derivatives Definitions, as published by ISDA.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” or “Debt Facilities” means, with respect to the Borrower or any Guarantor, one or more financing arrangements (including, without limitation, credit facilities, indentures and note purchase agreements and including the ABL Credit Facility) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Borrower as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Dispositions” has the meaning set forth in the Intercreditor Agreement.

“Default Interest” has the meaning set forth in Section 2.06(b).

“Derivative” has the meaning specified in Section 11.16.

“Designated Non-cash Consideration” means any consideration which is not cash or Cash Equivalents received by the Borrower or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by the Borrower at the time of such Asset Disposition.  Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Borrower to the Administrative Agent for the benefit of the Lenders.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:  (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Equity Interests which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)), or (3) is redeemable at the option of the holder of the Equity Interests, in whole or in part, in each case on or prior to the date 91 days after the earlier of the (i) Termination Date or (ii) termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then payable for which a claim has been asserted); provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Equity Interests upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Section 6.05 and unless such repurchase or redemption would comply with Section 6.02.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by the Borrower (such approval not to be unreasonably withheld or delayed), provided that no Borrower approval will be required for any assignment if a Default pursuant to Section 7.01(a), (d) or (e) with respect to the Borrower has occurred and is continuing or an ISDA Credit Event with respect to the Borrower has occurred.

“Equity Interests” means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case, excluding any debt securities convertible into any of the foregoing or cash or combination thereof.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Notes” has the meaning specified in Section 5.09.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any FSHCO, (c) any Foreign Subsidiary, (d) any domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (e) any not-for-profit subsidiary or captive insurance subsidiary and (f) any Subsidiary that is prohibited by any applicable requirement of law from becoming a Guarantor for so long as such legal prohibition exists.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment  or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of December 12, 2012 (as amended, restated, modified or otherwise supplemented from time to time), among the Borrower, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

“Facility” means, at any time, Facility defined in the preliminary statements to this Agreement, in the aggregate amount of the Lenders’ Commitments at such time.

“Facility Maturity Date” means (a) with respect to Tranche A Loans, July 15, 2030, and (b) with respect to Tranche B Loans, July 15, 2031; provided,  however, that, in each case, if such date is not a Business Day, the Facility Maturity Date shall be the next preceding Business Day.

“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free-market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $50.0 million, in good faith by any member of the Senior Management of the Borrower and (y) if such decision involves the determination of Fair Market Value in excess of $50.0 million, in good faith by the Board of Directors of the Borrower.

“Family Percentage Holding” means the aggregate percentage of the securities held by a Qualified Trust representing, directly or indirectly, an interest in voting shares or rights to voting shares of the Borrower that it is reasonable, under all the circumstances, to regard as being held beneficially for Qualified Persons (or any class consisting of two or more Qualified Persons); provided, however, always that in calculating the Family Percentage Holding (a) in respect of any power of appointment or discretionary trust capable of being exercised in favor of any of the Qualified Persons such trust or power shall be deemed to have been exercised in favor of Qualified Persons until such trust or power has been otherwise exercised; (b) where any beneficiary of a Qualified Trust has assigned, transferred or conveyed, in any manner whatsoever, his or her beneficial interest to another Person, then, for the purpose of determining the Family Percentage Holding in respect of such Qualified Trust, the Person to whom such interest has been assigned, transferred or conveyed shall be regarded as the only Person beneficially interested in the Qualified Trust in respect of such interest but in the case where the interest so assigned, transferred or conveyed is an interest in a discretionary trust or is an interest which may arise as a result of the exercise in favor of the assignor of a discretionary power of appointment and such discretionary trust or power of appointment is also capable of being exercised in favor of a Member of the McClatchy Family, such discretionary trust or power shall be deemed to have been so exercised in favor of Qualified Persons until it has in fact been otherwise exercised; and (c) the interest of any Permitted Residuary Beneficiary shall be ignored until its interest has indefeasibly vested.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements entered into pursuant to any of the foregoing, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning set forth in Section 4.15(d).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business

Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Person and any Subsidiary of such Subsidiary.

“FSHCO” means any direct or indirect domestic Subsidiary if substantially all of its assets consist, directly or indirectly, of (i) the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other FSHCOs or (ii) CFC Debt.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”  means generally accepted accounting principles in the United States of America as in effect as of the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that, except as otherwise provided in this Agreement, all calculations made for purposes of determining compliance with the terms of this Agreement shall use GAAP as in effect on the date hereof; provided that “Capitalized Lease Obligation” (or whether a lease would constitute an operating lease) shall be determined without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under generally accepted accounting principles in the United States of America as in effect on January 1, 2018.  All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP, except that in the event the Borrower is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Agreement. For the avoidance of doubt, all financial statements of the Borrower and its subsidiaries, including those delivered pursuant to Section 5.05 shall be prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time.

“Good Faith by the Borrower” means the decision in good faith by a responsible financial or accounting officer of the Borrower.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)        to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)        entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 9.01(a).

“Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.08 or shall otherwise execute and deliver such a guaranty.

“Guaranty” or “Guaranties” means the guaranty of the Guarantors set forth in Article IX, together with each other guaranty and Guaranty Supplement delivered pursuant to Section 5.08 or otherwise delivered by a Guarantor.

“Guaranty Supplement” has the meaning specified in Section 9.05.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Immaterial Subsidiary” means, as of any date, any wholly-owned Subsidiary (other than a Foreign Subsidiary) whose total assets, as of that date, are less than $5.0 million and whose total revenues for the most recent 12-month period do not exceed $5.0 million; provided that a wholly-owned Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, incurs any New First Lien Debt, ABL Obligations, Junior Indebtedness or Permitted Additional Secured Obligations.

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.  Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)        the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)        the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)        the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto; except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (a) and (b) above and clause (e) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptances or similar instruments;

(d)        the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation, purchase price adjustment or other deferred payment until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(e)        Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(f)        the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)        the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the Fair Market

Value of such asset at such date of determination and (ii) the principal amount of such Indebtedness of such other Persons;

(h)        the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(i)         to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five (5) Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (e) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP or (v) any customer deposits or advance payments received in the ordinary course of business.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness.  Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

“Indemnified Costs” has the meaning specified in Section 8.10(a).

“Indemnified Party” has the meaning specified in Section 11.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b)  to the extent not otherwise described in (a), Other Taxes.

“Independent Financial Advisor” means (a) an accounting, appraisal or investment banking firm or (b) a consultant to Persons engaged in a Related Business, in each case, of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Initial Lenders” means each lender listed on the signature pages hereof as an Initial Lender.

“Initial Tranche B Commitment” means the amount set forth opposite each Initial Lender’s name on Schedule I hereto under the caption “Initial Tranche B Commitment.”

“Initial Tranche B Loan” has the meaning specified in Section 2.01(b).

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement entered into on the Closing Date among the collateral agent for the New First Lien Debt, the ABL Agent and one or more collateral agents for any other class of Permitted Additional Secured Obligations and the Collateral Agent.

“Interest Payment Date” means January 15 and July 15 of each year, commencing January 15, 2019.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Borrower or its Restricted Subsidiaries) or other extensions of credit (including by way of Guaranties or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(a)        Hedging Obligations entered into in the ordinary course of business and in compliance with this Agreement;

(b)        endorsements of negotiable instruments and documents in the ordinary course of business;

(c)        an acquisition of assets, Equity Interests or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower;

(d)        a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person who made it;

(e)        an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(f)        licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

For purposes of Section 6.02, (1) “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Borrower) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

“ISDA” means the International Swaps and Derivatives Association, Inc. and any successor thereto.

“ISDA Credit Event” means an event that constitutes a “Failure to Pay" Credit Event or a “Bankruptcy” Credit Event (as such terms are defined in the Credit Derivatives Definitions and taking into account Section 4.1 of the Credit Derivatives Definitions).

“Junior Indebtedness” means Loans and/or commitments that are subordinated to the payment of the Obligations or that are secured by Junior Liens.

“Junior Lien Intercreditor Agreement” means (a) the Junior Lien Intercreditor Agreement, dated as of the Closing Date, between the Tranche A Collateral Agent and the Tranche B Collateral Agent, and (b) any other intercreditor agreement, including an intercreditor agreement related to the Exchange Notes, on terms not less favorable to the Tranche A Collateral Agent and the holders of Tranche A Loans than the terms of the intercreditor agreement described in clause (a) above, pursuant to which the holders (or a trustee or agent on behalf of the holders) of any Exchange Notes subordinate the Liens securing such Exchange Notes to the obligations with respect to the Tranche A Loans.

“Junior Liens” means any obligations secured by Liens that are subordinated to the Liens securing the Obligations.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 11.07 for so long as such Initial Lenders or Person, as the case may be, shall be a party to this Agreement.

“Lien”  means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Loan” means a Tranche A Loan or Tranche B Loan.

“Loan Documents” means (a) this Agreement, (b) the Notes, and (c) the Collateral Documents.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, with respect to any Tranche A Loans or Tranche B Loans that are subject to any voluntary prepayment under Section 2.05(a) the excess of (A) the present value at the date of such prepayment of (1) the principal amount of such Loans plus (2) all interest that would have accrued on such principal amount from the date of such prepayment to, but not including, the applicable Facility Maturity Date (such present value to be computed by the Borrower using a discount rate equal to the yield to maturity of United States Treasury securities with a comparable maturity period plus 50 basis points and discounted in accordance with customary financial practice to the date of such prepayment) over (B) the principal amount of such Loans.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower and the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party (excluding any Excluded Subsidiary) of any Loan Document to which it is a party.

“Member of the McClatchy Family” means:  (a)  Trust for the Primary Benefit of James B. McClatchy, Trust for the Primary Benefit of Charles K. McClatchy, Trust for the Primary Benefit of Sue Stiles, Molly Maloney Evangelisti, Brown McClatchy Maloney, Kevin McClatchy, Adair McClatchy, Carlos McClatchy, Trust FBO William McClatchy, C.K. McClatchy Exempt T/U/W fbo Charles K. McClatchy, C.K. McClatchy Non-exempt T/U/W fbo Charles K. McClatchy, Britney Beth Maloney, Trust FBO Cortney Cate Maloney, Trust FBO Blaire Brinnen Maloney, Trust FBO Mallory McClatchy Maloney, and Carolan Kelly Stiles; (b) the spouse, for the time being and from time to time, of any Person listed in clause (a) above; (c) after the death of any Person listed in clause (a) above, the widow or widower, if any, of any Person listed in clause (a) above; (d) the issue of any Person listed in clause (a) above; (e) individuals adopted by any Person listed in clause (a) above or adopted by any of the issue of any Person listed in clause (a) above; provided, however, that such individuals have not attained the age of majority at the date of such adoption, together with the issue of any such adopted individuals; provided that if any Person is born out of wedlock he shall not be deemed to be the issue of another Person for the purposes hereof unless and until he is proven or acknowledged to be the issue of such Person; or (f) a Qualified Trust, but only to the extent of its Family Percentage Holding of voting shares or rights to voting shares of the capital stock of the Borrower at such time.

“Mortgaged Real Property” means all real property and improvements owned in fee simple by the Borrower or a Guarantor having a Fair Market Value in excess of $2,000,000 but excluding Specified Real Property.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests of the Borrower or any Restricted Subsidiary or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New First Lien Debt” means the 9.000% Senior Secured Notes due 2026 issued by the Borrower and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Priority Payment Default” has the meaning specified in Section 10.03.

“Non-Recourse Debt” means Indebtedness of a Person:

(a)        as to which neither the Borrower nor any Restricted Subsidiary (a) provides any Guaranties or credit support of any kind (including any undertaking, Guaranties,

indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(b)        no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(c)        the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender.

“Notes Priority Collateral” means the following assets (other than the (i) ABL Priority Collateral and (ii) Excluded Property) that constitutes:

(a)        all equipment;

(b)        all intellectual property;

(c)        all debt instruments not specified to be ABL Priority Collateral;

(d)        all Equity Interests of Restricted Subsidiaries;

(e)        all commercial tort claims to the extent any such claims relate to the Notes Priority Collateral;

(f)        Mortgaged Real Property;

(g)        all general intangibles, instruments, documents, chattel paper, letter-of-credit rights, books and records and supporting obligations related to the foregoing and proceeds (including insurance proceeds) of the foregoing (except to the extent constituting ABL Priority Collateral);

(h)        all other goods (including but not limited to fixtures) and assets not constituting ABL Priority Collateral, whether tangible or intangible and wherever located;

(i)         all books and records relating to the items referred to in the preceding clauses (a) through (h) above (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) through (h)); and

(j)         subject to the Intercreditor Agreement, all proceeds of any of the foregoing (except to the extent constituting ABL Priority Collateral).

“Obligations” means all Loans to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“pay the Guaranteed Obligations” has the meaning specified in Section 10.03.

“Payment Blockage Period” has the meaning specified in Section 10.03.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Additional Secured Obligations” means any Indebtedness (other than the New First Lien Debt) that is secured by a Lien permitted by clause (a) (or, to the extent relating to Refinancings of Indebtedness secured by Liens permitted by such clause (s) of the definition of “Permitted Liens.”

“Permitted Debt” means Indebtedness of the Borrower (which may be guaranteed by any Guarantor) (i) no portion of which has a scheduled maturity prior to the date that is six months after the final maturity of the New First Lien Debt, and (ii) which is not guaranteed by any Subsidiary of the Borrower that is not a Guarantor.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in:

(a)        the Borrower or a Restricted Subsidiary, including through the purchase of Equity Interests of a Restricted Subsidiary;

(b)        any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(i)       such Person becomes a Restricted Subsidiary; or

(ii)      such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(c)        cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(d)        receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(e)        commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)        loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.75 million with respect to all loans or advances or guarantees made since the date hereof (without giving effect to the forgiveness of any such loan);

(g)        any Investment acquired by the Borrower or any of its Restricted Subsidiaries:

(i)       in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii)      as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iii)     in the form of notes payable, or stock or other securities issued by account debtors to the Borrower or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(h)        Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 6.05 or any other disposition of assets not constituting an Asset Disposition;

(i)         Investments in existence on the date hereof, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the date hereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date hereof);

(j)         any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 6.01 or that do not constitute Indebtedness;

(k)        Guarantees of Indebtedness issued in accordance with Section 6.01;

(l)         Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Borrower and its Restricted Subsidiaries in connection with such plans;

(m)       Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(n)        any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any Restricted Subsidiary;

(o)        prepayments and other credits to suppliers made in the ordinary course of business;

(p)        endorsements of negotiable instruments and documents in the ordinary course of business;

(q)        loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(r)        Investments by the Borrower in connection with joint production arrangements in the form of dispositions of equipment to a joint venture entity in exchange for Equity Interests of or Indebtedness of the joint venture entity so long as within 30 days after such disposition but subject to the definition of Excluded Property, the Borrower’s or the applicable Restricted Subsidiary’s Equity Interests or Indebtedness in such entity are pledged to the Collateral Agent; and

(s)        Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (s), in an aggregate amount at the time of such Investment not to exceed $28.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(a)        Liens on the Collateral securing Indebtedness Incurred pursuant to Section 6.01(b)(i);

(b)        pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old-age pensions and other social security or retirement benefits or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(c)        Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(d)        Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)        Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(f)        minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g)        Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligation;

(h)        leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(i)         judgment Liens not giving rise to an Event of Default and Liens securing appeal or surety bonds related to such judgment so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)         Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/Leaseback Transaction Incurred pursuant to Section 6.01(b)(xvii) or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Equity Interests or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (j):

(i)       the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and does not exceed the cost of the assets or property so acquired, constructed or improved plus reasonable fees and expenses of such Person incurred in connection therewith; and

(ii)      such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(k)        Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(l)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(m)       Liens existing on the date hereof (other than Liens permitted under clause (a) above or clause (jj) below);

(n)        Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further,  however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(o)        Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further,  however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(p)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(q)        Liens on Equity Interests of Unrestricted Subsidiaries to secure Indebtedness of Unrestricted Subsidiaries;

(r)        deposits as security for contested taxes or contested import to customs duties;

(s)        Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (a), (j), (m), (n), (o), (s) or (jj) of this definition;

provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being Refinanced and if the Indebtedness being Refinanced was secured by Junior Liens then the Liens securing the Refinancing Indebtedness shall be Junior Liens;

(t)         any interest or title of a lessor under any operating lease;

(u)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(w)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(x)        Liens on funds of the Borrower or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Borrower or the Subsidiaries;

(y)        Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(z)        Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(aa)      Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 6.01(b)(xii) to finance the payment of premiums on the insurance policies subject to such Liens;

(bb)      statutory, common law or contractual Liens of landlords;

(cc)      customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 6.01 is Incurred;

(dd)      Liens on any cash earnest money deposit made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;

(ee)      Liens in favor of credit card processors granted in the ordinary course of business;

(ff)       Liens arising in connection with Cash Equivalents describe in clause (e) of the definition of Cash Equivalents;

(gg)      Liens securing other obligations in an amount not to exceed $28.0 million at any time outstanding (it being understood that such Liens may not be Liens on the Collateral ranking pari passu or senior to the Liens securing New First Lien Debt);

(hh)      Liens securing cash management obligations incurred in the ordinary course of business;

(ii)       Liens on the Collateral securing Indebtedness Incurred pursuant to Section 6.01(b)(ii), (B) Hedging Obligations and Cash Management Obligations that are secured ratably (other than with respect to cash collateral for letters of credit) with Indebtedness outstanding pursuant to Section 6.01(b)(ii) and (C) Liens on cash or deposits granted to the collateral agent with respect to Indebtedness Incurred pursuant to Section 6.01(b)(ii) in respect of letters of credit issued and outstanding thereunder; and

(jj)       Junior Liens on the Collateral securing Junior Indebtedness.

“Permitted Residuary Beneficiary” means any Person who is a beneficiary of a Qualified Trust and, under the terms of the Qualified Trust, is entitled to distributions out of the capital of such Qualified Trust only after the death of all of the Qualified Persons who are beneficiaries of such Qualified Trust.

“Person”  means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Platform” has the meaning specified in Section 11.02(b).

“Preferred Stock” means, as applied to the Equity Interests of any corporation, Equity Interests of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Priority Indebtedness”  means “First Lien Obligations” as defined in the Intercreditor Agreement.

“Priority Payment Default” has the meaning specified in Section 10.03.

“Proportionate Equity Share” means, with respect to the Borrower’s equity in the net income of any Person included in the Borrower’s Consolidated Net Income pursuant to clause (a) of the definition thereof, the ratio of the Borrower’s equity in the net income of such Person during the applicable period to the total net income of such Person for such period.

“Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) Incurred (within 365 days of such purchase or lease) to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Equity Interests of any Person owning such assets).

“Qualified Person” means a Person referred to in clauses (a) through (e) of the definition of Member of the McClatchy Family or the spouse, widow or widower for the time being and from time to time of any Person described in clause (d) or (e) of the definition of “Member of the McClatchy Family.”

“Qualified Trust” means a trust (whether testamentary or inter vivos) any beneficiary of which is a Qualified Person.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness existing on the date hereof or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Guarantor shall not Refinance Indebtedness of a Restricted Subsidiary that is not a Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(a)        if the Stated Maturity of the Indebtedness being Refinanced is later than the Termination Date, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least 6 months later than the Termination Date;

(b)        the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

(c)        such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and costs, fees and expenses Incurred in connection therewith);

(d)        if the Indebtedness being Refinanced is subordinated in right of payment to the Loans or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guaranties on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; and

(e)        Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Borrower or a Guarantor.

“Register” has the meaning specified in Section 11.07(d).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Restricted Subsidiaries on the date hereof and any reasonable extension or evolution of any of the foregoing, including without limitation, the online business of the Borrower and its Restricted Subsidiaries.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.

“Representative” has the meaning set forth in the Intercreditor Agreement.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of all Tranche A Loans or Tranche B Loans (taken as a whole) outstanding at such time.

“Responsible Officer” means, when used with respect to the Agents, any officer within the department of the Agents administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Agents who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means a Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary transfers such property to a Person (other than the Borrower or any of its Subsidiaries) and the Borrower or any Restricted Subsidiary leases it from such Person.

“Sanction(s)”  means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations

Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to Sanctions.

“Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals maintained by OFAC, (b) any Person operating, organized or resident in a Sanctioned Entity or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means the Agents and the Lenders.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Borrower, the Guarantors and the Collateral Agent.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities, including contingent liabilities, as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, including contingent liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Real Property” means the real property and improvements owned by the Borrower or any Restricted Subsidiary at (i) 1601 McGee Street and 1701 Locust Street, Kansas City, Missouri 64108, bearing assessor’s parcel numbers 29-240-19-11 and 29-240-36-08 and (ii) 100 Midland Avenue, Lexington, Kentucky 40508-1999 bearing assessor’s parcel number 11252975.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary”  of any Person means (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).  Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Supplemental Indenture” means the supplemental indenture to the indenture governing the 2027 Debentures and the 2029 Debentures, substantially in the form attached hereto as Exhibit F.

“Taxes”  means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the Facility Maturity Date.

“TRACE” means the Trade Reporting and Compliance Engine.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche A Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Tranche B Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Tranche A Commitment” means the amount set forth opposite each Initial Lender’s name on Schedule I hereto under the caption “Tranche A Commitment.”

“Tranche A Loan” has the meaning specified in Section 2.01(a).

“Tranche B Loan” has the meaning set forth in the preliminary statements to this Agreement.

“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party and the borrowing of the Loans hereunder and (b) the use of proceeds thereof in accordance with Section 2.11.

“Uniform Commercial Code” or “UCC”  means the New York Uniform Commercial Code or the Uniform Commercial Code of any other jurisdiction applicable to the Collateral, in each case, as in effect from time to time.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)        such Subsidiary or any of its Subsidiaries does not own any Equity Interests or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(b)        all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

(c)        such designation and the Investment of the Borrower in such Subsidiary complies with Section 6.02;

(d)        such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries;

(e)        such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(i)       to subscribe for additional Equity Interests of such Person; or

(ii)      to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(f)        on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms substantially less favorable to the Borrower than those that might have been obtained from Persons who are not Affiliates of the Borrower.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and an officer’s  certificate certifying that such designation complies with the foregoing conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to Section 6.01(a) on a pro forma basis taking into account such designation.

“U.S. Person” means a Person that is, for U.S. federal income tax purposes, a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.09(e)(ii)(B)(3).

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“wholly-owned Subsidiary”  means a Restricted Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares or local ownership shares) is owned by the Borrower or another wholly-owned Subsidiary.

SECTION 1.02  Computation of Time Periods; Other Definitional Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03  Accounting Terms.

(a)        Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by a Loan Party or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as a capital lease.

(b)        Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

SECTION 1.04  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.05  Classes of Loans.  Loans hereunder are distinguished by “Class.” The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Tranche A Loan or a Tranche B Loan, each of which constitutes a Class.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01  The Loans.

(a)        The Initial Lenders agree, on the terms and conditions hereinafter set forth, to make a loan (the “Tranche A Loan”) to the Borrower on the Closing Date in an amount not to exceed such Initial Lender’s Tranche A Commitment.

(b)        The Initial Lenders agree, on the terms and conditions hereinafter set forth, to make a loan (the “Initial Tranche B Loan”) to the Borrower on the Closing Date in an amount not to exceed such Initial Lender’s Initial Tranche B Commitment.

(c)        At any time following the Closing Date, upon at least 10 Business Days’ written notice to the Borrower (a “Conversion Request”), Chatham may elect to convert up to $75,000,000 in aggregate principal amount (less any amounts exchanged pursuant to Section 5.09(b)) of 2029 Debentures then held by it into an equal principal amount of Tranche B Loans (the “Additional Tranche B Loan”) on a date specified in the Conversion Request (the “Conversion Date”).  In connection with any Additional Tranche B Loan, Chatham shall reimburse Borrower for all costs and expenses of the Borrower in connection with the making of such Additional Tranche B Loan, including, without limitation, any tax liabilities incurred by the Borrower in connection with such conversion.

(d)        The Tranche A Loan and the Initial Tranche B Loan shall be made simultaneously by the Initial Lenders on the Closing Date.  The amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02  Making the Loans.

(a)        The Tranche A Loan and the Initial Tranche B Loan shall be made on the Closing Date and Borrower shall provide prior written notice to the Initial Lenders of the account into which the Cash Amount shall be deposited not less than three (3) Business Days in advance.  Subject to satisfaction or waiver of the conditions set forth in Section 3.01, the Initial Lenders shall, before 9:00 A.M. on the date of the borrowing of such Loans, deposit funds in an amount equal to the Cash Amount into the account specified by Borrower.

(b)        Any Additional Tranche B Loan shall be deemed to be made on the Conversion Date.

SECTION 2.03  Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders, in U.S. dollars, the aggregate principal amount of all Loans of a Class outstanding on the applicable Facility Maturity Date.

SECTION 2.04  Termination of the Commitments.  The aggregate Commitments under the Facility shall be automatically and permanently reduced to zero on the date that the Loans are made by the Initial Lenders to the Borrower pursuant to this Facility.

SECTION 2.05  Prepayments.

(a)        Ability to Prepay.  The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time, voluntarily prepay any Class of Loans in whole or in part; provided that that such notice must be received by the Administrative Agent not later than 12:00 P.M. on the Business Day prior to the date of prepayment.  For the avoidance of doubt, no prepayment hereunder is required to be made in a pro rata manner between the Classes.  Each such notice shall specify the date and amount of such prepayment and the Class of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender that holds Loans of the Class to be prepaid of its receipt of each such notice and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any notice of prepayment may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Borrower (by written notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)        Prepayment Amount.  In the event that the Borrower makes any voluntary prepayment under Section 2.05(a) of Tranche A Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding such Loans, an amount equal to (1) prior to the third anniversary of the Closing Date, the principal amount of Loans being prepaid plus the Make-Whole Amount or (2) on or after the third anniversary of the Closing Date, an amount equal to the specified percentage below multiplied by the principal amount of Loans being prepaid:

Period Beginning July 15,	Price
2021	107.795%
2022	105.846%
2023	103.897%
2024	101.949%
2025 and thereafter	100.000%

(i)       In the event that the Borrower makes any voluntary prepayment under Section 2.05(a) of Tranche B Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding such Loans, an amount equal to the principal amount of Loans being repaid plus the Make-Whole Amount.

(ii)      All prepayments under this subsection (b) shall be made together with accrued interest to, but excluding, the date of such prepayment on the principal amount prepaid.  The Borrower shall be responsible for calculating the Make-Whole Amount. The Administrative Agent shall not be responsible for calculating the Make-Whole Amount or for reviewing and/or verifying the Borrower’s calculations.

SECTION 2.06  Interest.

(a)        Scheduled Interest.  The Borrower shall pay interest on the outstanding unpaid principal amount of each Loan owing to each Lender from the date of such Loan until such principal amount shall be paid in full, at the Applicable Rate, payable semi-annually in arrears on each Interest Payment Date and on the applicable Facility Maturity Date.

(b)        Default Interest.  Upon the occurrence and during the continuance of (x) any Default or Event of Default under Section 7.01(a) or Section 7.01(f) or (y) any other Event of Default, upon the request of the Required Lenders, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Loan owing to each Lender, payable in arrears on the dates referred to in Section 2.06(a), and on demand, at the rate per annum required to be paid on such Loan pursuant to Section 2.06(a), plus 100 basis points and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at the rate per annum required to be paid on Loans pursuant to Section 2.06(a); provided,  however, that following the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable (or the automatic acceleration of the maturity of the Loans) pursuant to the provisions of Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Required Lenders.

SECTION 2.07  Agent’s Fees.  The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.08  Payments and Computations.

(a)        The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 11.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        All computations of interest shall be made by the Administrative Agent on the basis of a year of 12 months of 30 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commission, as the case may be.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall be under no obligation to, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e)        Subject to the Intercreditor Agreement, whenever any payment received by any Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Secured Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Secured Parties in the following order of priority:

(i)       first, to the payment of all of the fees, indemnification payments, costs and expenses (including any amounts due pursuant to Section 2.09 hereof)  that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii)      second, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 11.04 hereof, Section 23 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii)     third, to the payment of all of the amounts that are due and payable to the Lenders under Section 2.09 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Lenders on such date;

(iv)     fourth, to the payment of all of the accrued and unpaid interest on the Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of such interest; and

(v)      fifth, to the payment of the principal and other amounts of all of the outstanding Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of all such principal and other amounts; and

(vi)     sixth, to the Borrower or as otherwise directed by a court of competent jurisdiction.

(f)        Subject to the Intercreditor Agreement, if the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Loans to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender, and for application to such principal of the Facility, as the Administrative Agent shall direct.

SECTION 2.09  Taxes.

(a)        Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)      Without limiting the generality of the foregoing:

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a

Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)        executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in

Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)        If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)        Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.10  Sharing of Payments, Etc.  If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise), other than as a result of an assignment pursuant to Section 11.07 (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall, to the extent that this provision does not impair the legality under applicable Laws of the Guaranty or otherwise violate applicable law, forthwith purchase from the other Lenders such interests in the Obligations due and payable or owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided,  however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; and provided further that, so long as the Loans shall not have become due and payable pursuant to Section 7.01, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders.  The Loan Parties agree that any Lender so purchasing an interest from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest.

SECTION 2.11  Use of Proceeds.  The (a) Tranche A Loans shall be available to (i) effect the exchange with Chatham of $82,083,000 aggregate principal amount of 2027 Debentures (plus accrued and unpaid interest thereon to, but excluding, the Closing Date) and (ii) for the 2022 Debt Refinancing and the payment of fees, costs and expenses in connection with the 2022 Debt Refinancing, and (b) Initial Tranche B Loans shall be available to effect the exchange with Chatham of $193,466,000 aggregate principal amount of 2029 Debentures (plus accrued and unpaid interest thereon to, but excluding, the Closing Date).

SECTION 2.12  Evidence of Debt.

(a)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative

Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note in substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender in a principal amount equal to the Loan, of such Lender.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)        The Register maintained by the Administrative Agent pursuant to Section 11.07(d) shall record (i) the date and amount of each Loan made hereunder, and the Class of such Loans, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal and/or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)        Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided,  however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

(d)        The Borrower and the Lenders acknowledge and agree that (i) the Loans will be treated as issued with original issue discount for purposes of Sections 1272, 1273 and 1275 of the Code and (ii) they will report the Loans in a manner consistent with the foregoing and with the Borrower’s reporting for all income Tax purposes, except as required by applicable law. In addition to any information reporting required by applicable law, the Borrower will provide promptly to any Lender, upon written request, the issue date, issue price, amount of original issue discount, and yield to maturity with respect to the Loans.  Any such written request should be made to, The McClatchy Company, 2100 Q Street, Sacramento, CA 95816, Attention: Chief Financial Officer.  Notwithstanding anything in this Agreement to the contrary, commencing with the first “accrual period” (as defined under Treas. Reg. Sec. 1.1272-1(b)(1)(ii)) ending after the fifth anniversary of the Closing Date, and each accrual period thereafter, the Borrower shall, in respect of the Loans, pay in cash, on or before the end of such accrual period, both the stated interest due and payable as set forth herein and any accrued and unpaid “original issue discount” (determined in accordance with Treas. Reg. Secs. 1.1273-1 and 1.1272-1) with respect to the Loans if, but only to the extent that, the aggregate amount of such original issue discount that has accrued and has not been paid in cash from the Closing Date through the end of such accrual period (treating any payments made pursuant to this Agreement as a payment of original issue discount to the full extent required under Treas. Reg. Sec. 1.1275-2(a)) exceeds the product of the “issue price” (as defined in Treas. Reg. Sec. 1.1273-2(a)(1)) of the Loans and the “yield to maturity” (determined in accordance with Treas. Reg. Sec. 1.1272-1(b)) on the Loans.

ARTICLE III

CONDITIONS TO EFFECTIVENESS OF LENDING

SECTION 3.01  Closing Conditions of the Initial Lenders.  The obligation of each of the Initial Lenders to make Loans under this Agreement shall become effective with respect to each Initial Lender subject to fulfilment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Required Lenders:

(a)        Representations and Warranties.  The representations and warranties made by the Loan Parties in Article IV  hereof and in the Loan Documents shall be true and correct on the date hereof and on the Closing Date.

(b)        Authorization.  At the Closing, each of the Initial Lenders shall have obtained all requisite corporate authorizations to enter into this Agreement and the related Loan Documents.

(c)        Legal Requirements.  At the Closing, entry into this Agreement and the other Loan Documents shall be legally permitted by all laws and regulations to which the parties hereto are subject.

(d)        Loan Documents.  The Loan Parties, the Initial Lenders, the Administrative Agent and the Collateral Agent shall have duly executed and delivered to the Administrative Agent the Loan Documents.

(e)        Refinancing of the 2022 Notes.  Substantially concurrent with the Closing, the Borrower shall have effected the 2022 Debt Refinancing.

(f)        Existing Credit Agreement.  The Borrower shall have obtained effective amendments to (or amendment and restatement of), or refinanced, its Existing Credit Agreement and related loan documents in order to permit the 2022 Debt Refinancing and all other documentation required by the agent and lenders thereunder in order to permit the New First Lien Debt and the Facility.

(g)        Intercreditor Agreements.  (i) The ABL Agent, the collateral agent for the New First Lien Debt and the Collateral Agent shall have entered into the Intercreditor Agreement and (ii) the Tranche A Collateral Agent and the Tranche B Collateral Agent shall have entered into the Junior Lien Intercreditor Agreement.

(h)        Supplemental Indenture.  The Supplemental Indenture shall have become effective with respect to the 2027 Debentures and the 2029 Debentures eliminating the restrictions with respect to the granting of liens and sale-and-leaseback transactions.

(i)         Legal Opinions.  The Administrative Agent shall have received duly executed opinions of counsel to the Borrower and the Guarantors addressed to the Agents and the Initial Lenders.

(j)         Financial Officer’s Certificate.  Each Agent and each Initial Lender shall have received a certificate of a financial officer of the Borrower to the effect that (A) each condition set forth in Section 3.01(a) has been satisfied, (B) no default or event of default under the Loan Documents shall have occurred and be continuing and (C) the Loan Parties taken as a whole are solvent after giving effect to the Loans, the application of the proceeds thereof in accordance with this Agreement and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto.

(k)        Secretary’s Certificate.  Each Agent and each Initial Lender shall have received a certificate from the Borrower and the Guarantors attaching thereto and certifying such documents and certificates as the Initial Lenders may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the transactions contemplated by this Agreement and any other legal matters relating to each Loan Party, this Agreement or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Initial Lenders.

(l)         Guaranty and Security Documentation.  Each Agent and each Initial Lender shall have received the Security Agreement, duly executed by each Loan Party, together with the following, each in form and substance reasonably satisfactory to each Agent and each Initial Lender:

(i)       financing statements (Form UCC-1) in proper form for filing by the Borrower under the UCC in the jurisdiction of incorporation or formation, as applicable, of the applicable Loan Party as may be necessary or, in the reasonable opinion of the Initial Lenders, desirable, to perfect the security interests purported to be created by the Security Agreement to the extent they can be perfected by such filings;

(ii)      results of searches, certified copies of requests for information or other evidence or copies, or equivalent reports as of a recent date in the jurisdiction of incorporation or formation, as applicable, of the applicable Loan Party, listing all effective financing statements that name any Loan Party as debtor and that are filed in the jurisdiction in which Collateral is located on the Closing Date, together with copies of the financing statements that are identified in such search results (none of which shall cover any of the Collateral except (x) to the extent evidencing liens permitted under the Loan Documents or (y) those in respect of which the Initial Lenders shall have received termination statements (Form UCC-3) fully executed for filing;

(iii)     evidence of the completion of recordings and filings of the Intellectual Property Security Agreement in the United States Patent and Trademark Office or in the United States Copyright Office, as the case may be, as may be necessary or, in the reasonable opinion of the Initial Lenders, desirable, to perfect the security interests purported to be created by the Security Agreement; and

(iv)     subject to the terms of the Intercreditor Agreement, (x) all certificates representing the equity interests required to be pledged pursuant to the Security Agreement together with undated endorsements for transfer executed in blank and (y) promissory notes required to be pledged pursuant to the Security Agreement together with undated endorsements for transfer executed in blank, in each case, in form and substance reasonably satisfactory to the Initial Lenders.

(m)       Material Adverse Effect.  From December 31, 2017 to the Closing Date, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has a material adverse effect on the business, financial position, results of operations or prospects of the Loan Parties taken as a whole or on their performance of their obligations under this Agreement and the transactions contemplated thereby, in each case, except as disclosed in a document filed by the Borrower with the SEC pursuant to the Exchange Act prior to the date hereof.

(n)        No Litigation.  No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

(o)        KYC.  Each Agent and each Initial Lender shall have received at least three business days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested at least five business days prior to the Closing Date that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including a duly executed W-9 tax form (or such other applicable IRS tax form) of the Borrower.

SECTION 3.02  Closing Conditions of the Loan Parties.  The effectiveness of this Agreement with respect to the Loan Parties is subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Borrower on behalf of itself and the Loan Parties:

(a)        Representations and Warranties.  The representations and warranties made by the Initial Lenders in Article IV hereof and in the other Loan Documents shall be true and correct on the date hereof and on the Closing Date.

(b)        Authorization.  At the Closing, the Loan Parties shall have obtained all requisite corporate authorizations to enter into this Agreement and the other Loan Documents.

(c)        Legal Requirements.  At the Closing, entry into this Agreement and the other Loan Documents shall be legally permitted by all laws and regulations to which the parties hereto are subject.

(d)        Loan Documents.  Each of the Agents and the Initial Lenders shall have duly executed and delivered to the Loan Parties the Loan Documents.

(e)        Provision of the Loans.  The Loans shall be available to the Borrower as set forth in this Agreement.

(f)        Refinancing of the 2022 Notes.  Substantially concurrent with the Closing, the Borrower shall have effected the 2022 Debt Refinancing.

(g)        Credit Agreement.  The Borrower shall have obtained effective amendments to (or amendment and restatement of), or refinanced, the Existing Credit Agreement and related loan documents in order to permit the 2022 Debt Refinancing and all other documentation required by the agent and lenders thereunder in order to permit the New First Lien Debt and the Facility.

(h)        Intercreditor Agreement.  (i) The ABL Agent, the collateral agent for the New First Lien Debt and the Collateral Agent shall have entered into the Intercreditor Agreement and (ii) the Tranche A Collateral Agent and the Tranche B Collateral Agent shall have entered into the Junior Lien Intercreditor Agreement.

(i)         Supplemental Indenture.  The Supplemental Indenture shall have become effective with respect to the 2027 Debentures and the 2029 Debentures eliminating the restrictions with respect to the granting of liens and sale-and-leaseback transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth on the Disclosure Letter (which disclosures and responses are arranged in parts that correspond to the Sections in this Article IV to which they apply), the Loan Parties represent and warrant to each Agent and the Initial Lenders that:

SECTION 4.01  Existence, Qualification and Power.  Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or similar requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02  Authorization; No Contravention.  The Transactions have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Restricted Subsidiaries is bound, or (ii) any order, injunction, writ or decree of any

Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in clauses (b)(i), (b)(ii) and (c) to the extent that such conflict, breach or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03  Governmental Authorization, Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required by any Loan Party in connection with the Transactions except for those approvals, consents, exemptions, authorizations or other actions, notices or filings which have already been obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations, or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Bankruptcy Laws, laws affecting the rights of creditors generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.05  Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that are required to be reflected on a balance sheet prepared in accordance with GAAP.

(b)        The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated April 1, 2018, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.06  Investment Company Act.  None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 4.07  Disclosure.  None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, considering the context in which it was made and together with all other representations, warranties and written statements theretofore furnished by such Loan Party to each Agent and the Initial Lenders in connection with the Loan Documents and in the context of all publicly available information concerning the Loan Parties, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered.

SECTION 4.08  Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 4.08 to the Disclosure Letter.

SECTION 4.09  Ownership of Property; Liens.  As of the Closing Date and subject to the Liens permitted by Section 6.03, each of the Loan Parties and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, and the property of the Borrower and its Restricted Subsidiaries is subject to no Liens, in each case other than Liens permitted by Section 6.03.

SECTION 4.10  Taxes.  The Borrower and each of its Restricted Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no tax assessment proposed in writing against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 4.11  Solvency.  As of the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 4.12  Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.13  Collateral Documents.  Subject to the limitations and exceptions set forth in the Collateral Documents, all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been, to the extent required by the Collateral Documents, duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority (subject to Liens permitted under Section 6.03) security interest in the Collateral, securing the payment of the Secured Obligations.

SECTION 4.14  Use of Proceeds.  The proceeds from the Facility will be used solely as set forth in Section 2.11.

SECTION 4.15  OFAC Rules and Regulations, Patriot Act and FCPA.

(a)        Neither any Loan Party nor any of its Restricted Subsidiaries is in violation of (i) any of the foreign assets control regulations of OFAC or any enabling legislation or executive order relating thereto or (ii) the Patriot Act. None of the Loan Parties (A) is subject to sanctions administered by OFAC or the U.S. Department of State or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any person subject to such sanctions.

(b)        None of the Loan Parties or their Restricted Subsidiaries or, to the knowledge of the Loan Parties, their respective Affiliates, directors, officers, employees or agents is in violation of any Sanctions.

(c)        None of the Loan Parties or their Restricted Subsidiaries or their respective Affiliates, directors, officers, employees or agents (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 15% of its assets located in Sanctioned Entities, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used, in each case directly by any Loan Party or any of its Restricted Subsidiaries or, to the knowledge of the Loan Parties, indirectly by any other Person, to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(d)        Each of the Loan Parties and their Restricted Subsidiaries and, to the knowledge of the Loan Parties, their respective directors, officers, employees or agents is in compliance with the Foreign Corrupt Practices Act (the “FCPA”), 15 U.S.C. §§ 78dd-1, et seq., the Corruption of Foreign Public Officials Act (Canada) and any applicable foreign counterpart thereto. None of the Loan Parties or their Restricted Subsidiaries or, to the knowledge of the Loan Parties, their respective directors, officers, employees or agents has made and no proceeds of any Loan will be used, in each case directly by any Loan Party or any of its Restricted Subsidiaries or, to the knowledge of the Loan Parties, indirectly by any other Person, to make a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii)

to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Loan Party or its Restricted Subsidiary or to any other Person, in violation of the FCPA, the Corruption of Foreign Public Officials Act (Canada) or any applicable foreign counterpart thereto.

SECTION 4.16  No Litigation.  No action, suit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of its property or assets (a) with respect to any of the transactions contemplated hereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), the Loan Parties will, and (excluding Sections 5.01, 5.04, 5.05 and 5.08 below) will cause each Restricted Subsidiary to, do the following:

SECTION 5.01  Corporate Existence.  Subject to Section 6.08, the Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower shall not be required to preserve any such right or franchise if the Board of Directors (or equivalent) of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower, and that the loss thereof is not disadvantageous in any material respect to the Lenders.

SECTION 5.02  Maintenance of Properties.  The Loan Parties will cause all properties used or useful in the conduct of its respective business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.02 shall prevent a Loan Party or Restricted Subsidiary from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to Agents or the Lenders.

SECTION 5.03  Payment of Taxes and Other Claims.  The Loan Parties will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon the Loan Parties or any Restricted Subsidiary or upon the income, profits or property of the Loan Parties or any

Restricted Subsidiary, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Loan Parties or any Restricted Subsidiary; provided, however, that the Loan Parties shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

SECTION 5.04  Statement by Officers as to Default.  The Borrower will deliver to the Administrative Agent, within 120 days after the end of each fiscal year of the Borrower ending after the date hereof, a certificate, stating whether or not to the best knowledge of the signers thereof the Borrower is in default in the performance and observance of any of the terms, provisions and conditions of this Agreement (without regard to any period of grace or requirement of notice provided hereunder) and, if the Borrower shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

SECTION 5.05  Financial Statements.  Deliver to the Administrative Agent:

(a)        as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2018), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and (ii) accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the applicable fiscal year is subject to a “going concern” or like qualification solely as a result of the fact that the Facility is scheduled to mature within 365 days of the end of such fiscal year; and

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter September 30, 2018), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to this Section 5.05 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are available on the SEC’s website at http://www.sec.gov.

SECTION 5.06  Compliance with Laws.  The Loan Parties shall, and shall cause each Restricted Subsidiary to, comply in all material respects with the requirements of all Laws (including, without limitation, OFAC, the Patriot Act, and FCPA, each as amended) and all orders, writs, injunctions and decrees applicable to it, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07  Books and Records.  The Loan Parties shall maintain proper books of record and account, in which full, true and correct entries in all material respects shall be made of all financial transactions and matters involving the assets and business of such Loan Party and its Subsidiaries to permit the preparation of such Persons’ financial statements required by Section 5.05 in accordance with GAAP.

SECTION 5.08  Additional Guarantors; Additional Collateral; Further Assurances.

(a)        After the Closing Date, if any Restricted Subsidiary of the Borrower provides a full recourse guaranty of the obligations under the New First Lien Debt, then, within thirty (30) (or such later date as the Administrative Agent (acting at the written direction of the Required Lenders) shall agree) after such Restricted Subsidiary provides such a guaranty, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary, including the delivery of a Guaranty Supplement pursuant to Section 9.05, whereupon such Restricted Subsidiary will become a “Guarantor” and “Loan Party” for purposes of the Loan Documents.

(b)        Subject to the limitations set forth in the Collateral Documents, each Loan Party will, at the request of the Collateral Agent (acting at the written direction of the Required Lenders), execute and deliver any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the Borrower’s expense. The Borrower will provide to the Collateral Agent, from time to time upon reasonable request (acting at the written direction of the Required Lenders), evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the limitations set forth therein.

(c)        With respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, each Loan Party will promptly (and in any event within (i) 90 days after the acquisition of any real property with a fair market value in excess of $2,000,000 which does not constitute Excluded Property and which is not subject to a mortgage in favor of the Collateral Agent and (ii) 30 days after the acquisition of any other such property (or such later date acceptable to the Collateral Agent (acting at the written direction of the Required Lenders))), (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant

Collateral Documents or such other documents as the Collateral Agent (acting at the written direction of the Required Lenders) shall reasonably deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Liens permitted or not prohibited by this Agreement, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of Law, including, but not limited to, the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (acting at the written direction of the Required Lenders), at the Borrower’s expense. The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent (acting at the written direction of the Required Lenders) shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

SECTION 5.09  Exchange Rights.  At any time following:

(a)        the occurrence of a Change of Control and receipt of a written request by Chatham;

(b)        the receipt of written notice from Chatham that it desires to exchange up to $75,000,000 in aggregate principal amount (less any amounts converted pursuant to Section 2.01(c)) of 2029 Debentures then held by it; or

(c)        any other time as Chatham and the Borrower may agree;

then, in each case, Chatham may, at its sole cost and expense, exchange all or any portion of (i) the Loans held by Chatham (in the case of a request pursuant to clauses (a) or (c) above) or (ii) such 2029 Debentures (in the case of a request by Chatham pursuant to clause (b) above), for an equal principal amount of notes issued by the Borrower (such notes, the “Exchange Notes”).  The Borrower will use its commercially reasonable efforts to issue the Exchange Notes following such request, which Exchange Notes, in the case of Exchange Notes issued pursuant to clauses (a) or (c) above, shall be of a substantially similar character as the applicable Loans hereunder (including with respect to the subordination provisions of the Intercreditor Agreement and the Junior Lien Intercreditor Agreement) with such changes as necessary to include such additional provisions of the Facility as reasonably determined by the Borrower and Chatham and, in the case of Exchange Notes issued pursuant to clause (b) above, shall be of substantially similar character as the Tranche B Loans (including with respect to the subordination provisions of the Intercreditor Agreement and the Junior Lien Intercreditor Agreement and except in no case will such Exchange Notes have a maturity before July 15, 2031 and the rate of interest on such Exchange Notes shall be the rate of interest on the 2029 Debentures); provided, that the Borrower shall not have any obligation to issue any Exchange Notes if, despite using its commercially reasonable efforts, such issuance could not be completed in compliance with applicable Securities Laws; provided, further, that Chatham shall provide the Borrower with prior written notice of the identity of any proposed purchaser of such Exchange Notes and the Borrower shall have no obligation hereunder to issue such Exchange Notes unless the Borrower approves such proposed purchaser.  In connection with the issuance of any Exchange Notes, (i) Chatham shall, promptly following a request therefor, reimburse the Borrower for all costs and expenses of the Borrower in connection with such issuance of Exchange Notes, including, without limitation, any tax liabilities incurred by the Borrower in connection with such issuance and exchange and (ii) the Borrower shall provide prior written notice thereof to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Loan or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), the Loan Parties will not, and (excluding Section 6.08 below) will cause each Restricted Subsidiaries to not, at any time:

SECTION 6.01  Limitation on Indebtedness.

(a)        The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided,  however, that the Borrower and the Guarantors may Incur Permitted Debt if on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be no greater than 5.75 to 1.00.

(b)        The provisions of Section 6.01(a) shall not apply to the Incurrence of the following Indebtedness:

(i)       Indebtedness of the Borrower evidenced by the (A) Loans or any Exchange Notes and (B) (1) New First Lien Debt and (2) Permitted Additional Secured Obligations so long as, in the case of this subclause (2) immediately after giving effect thereto, the aggregate principal amount of New First Lien Debt and Permitted Additional Secured Obligations then outstanding does not exceed the excess, if positive, of (x) 2.12x Consolidated EBITDA of the Borrower for the most recent four fiscal quarter period for which internal financial statements are available (with such pro forma adjustments to Consolidated EBITDA as are consistent with those set forth in the definition of “Consolidated Leverage Ratio”) minus (y) the aggregate principal amount of New First Lien Debt redeemed following the Closing Date pursuant to a mandatory redemption and, solely to the extent resulting in a reduction in the Borrower’s obligations to redeem New First Lien Debt pursuant to an excess cash flow mandatory redemption, the principal amount of New First Lien Debt retired by the Borrower pursuant to open market purchases or optional redemption of New First Lien Debt;

(ii)      Indebtedness Incurred pursuant to Debt Facilities in an aggregate principal amount not to exceed the sum of $44.8 million plus the Borrowing Base at any time outstanding;

(iii)     Guaranties by (x) the Borrower or a Guarantor (including any Restricted Subsidiary the Borrower elects to cause to become a Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Borrower or a Restricted Subsidiary in accordance with the provisions of this Agreement, and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Agreement;

(iv)     Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any other Restricted Subsidiary; provided,  however,

(A)       if the Borrower is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to any New First Lien Debt;

(B)       if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Guarantees of such Guarantor; and

(C)       (1) any subsequent issuance or transfer of Equity Interests or any other event that results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Restricted Subsidiary of the Borrower; and (2) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Restricted Subsidiary of the Borrower, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be;

(v)      any Indebtedness (other than the Indebtedness described in clauses (i) and (ii)) outstanding on the date hereof and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (i), this clause (v) or clause (vi) or Incurred pursuant to Section 6.01(a);

(vi)     Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or consolidated with or into, the Borrower or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided,  however, that at the time such Person is acquired by, or merged or consolidated with, the Borrower or any Restricted Subsidiary and after giving effect to the Incurrence of such Indebtedness pursuant to this clause (vi), either (x) the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be no greater than 5.75 to 1.00 or (y) the aggregate principal of such Indebtedness at any time outstanding incurred pursuant to this clause (y) (together with all Refinancing Indebtedness in respect of Indebtedness previously Incurred pursuant to this clause (y)) shall not exceed $33.6 million;

(vii)    Indebtedness under Hedging Obligations; provided,  however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Borrower or any Restricted Subsidiary and not for speculative purposes;

(viii)   Purchase Money Indebtedness in an aggregate principal amount not to exceed $33.6 million at any one time outstanding pursuant to this clause (viii);

(ix)     Indebtedness Incurred by the Borrower or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guaranties (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;

(x)      Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any business, assets or Equity Interests of a Subsidiary, other than Guaranties of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition; provided that:

(A)       the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition; and

(B)       such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(xi)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided,  however, that such Indebtedness is extinguished within ten Business Days of Incurrence;

(xii)    Indebtedness Incurred by the Borrower or any Restricted Subsidiary in connection with (x) insurance premium financing arrangements not to exceed $11.2 million at any one time outstanding or (y) take-or-pay obligations in supply agreements incurred in the ordinary course of business;

(xiii)   Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, including Cash Management Obligations);

(xiv)   guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;

(xv)    Indebtedness of the Borrower or any Restricted Subsidiary to the extent that the Net Cash Proceeds thereof are promptly deposited to defease or discharge any New First Lien Debt, or, following the repayment of the New First Lien Debt, to effect the repayment of the Loans or any Exchange Notes;

(xvi)   Indebtedness of the Borrower or any Restricted Subsidiary consisting of Guaranties in respect of obligations of joint ventures; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this clause (xvi) shall not exceed $22.4 million at any time outstanding;

(xvii)  Indebtedness of the Borrower or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed $84.0 million at any time outstanding; and

(xviii) in addition to the items referred to in clauses (i) through (xvii) above, Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xviii) and then outstanding, shall not exceed $33.6 million at any time outstanding.

(c)        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.01:

(i)       in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 6.01(b) or could be Incurred pursuant to Section 6.01(b), the Borrower, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the date hereof under the ABL Credit Facility shall be deemed Incurred on the Closing Date under Section 6.01(b)(ii) and may not later be reclassified;

(ii)      Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii)     if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to Section 6.01(b)(ii) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(iv)     the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)      Indebtedness permitted by this Section 6.01 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.01 permitting such Indebtedness; and

(vi)     the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.01. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the Guaranties by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others Guaranteed solely by means of a Lien on any asset or property of the Borrower or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

(d)        In addition, the Borrower shall not permit (i) any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 6.01, the Borrower shall be in Default of this Section 6.01) or (ii) any Indebtedness issued or borrowed by the Borrower to be refinanced with Indebtedness issued or borrowed by any Subsidiary of the Borrower.

(e)        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Borrower based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

SECTION 6.02  Limitation on Restricted Payments.

(a)        The Borrower shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)       declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) other than:

(A)       dividends or distributions payable solely in Equity Interests of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Equity Interests of the Borrower; and

(B)       dividends or distributions by a Restricted Subsidiary payable to the Borrower or another Restricted Subsidiary (and if such Restricted Subsidiary is not a wholly-owned Subsidiary, to its other holders of common Equity Interests on a pro rata basis or on a basis that results in the receipt by the Borrower or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(ii)      purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Equity Interests of the Borrower (other than Disqualified Stock));

(iii)     make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Indebtedness other than the purchase, repurchase, redemption, defeasance or other acquisition of such Junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six months of the date of purchase, repurchase, redemption, defeasance or acquisition; or

(iv)     make any Restricted Investment (all such payments and other actions referred to in clauses (i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A)       no Default shall have occurred and be continuing (or would result therefrom);

(B)       immediately after giving effect to such transaction on a pro forma basis, the Borrower is able to Incur $1.00 of Permitted Additional Secured Obligations under Section 6.01(b)(i)(B)(2); and

(C)       the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), (xvi) and (xvii) of Section 6.02(b)) would not exceed the sum of, without duplication:

(1)        the excess of (x) the Borrower’s cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (y) 140% of the Borrower’s Consolidated Interest Expense, each determined for the period (taken as one accounting period) from April 2, 2018 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(2)        100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Borrower or a Restricted Subsidiary from the issue or sale of its Equity Interests (other than Disqualified Stock) or other capital contributions subsequent to the Closing Date, other than:

(x)        Net Cash Proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)        Net Cash Proceeds received by the Borrower from the issue and sale of its Equity Interests to the extent applied to redeem New First Lien Debt or repay the Loans;

(3)        the amount by which Indebtedness of the Borrower and its Restricted Subsidiaries is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange subsequent to the Closing Date of any Indebtedness (other than Junior Indebtedness) of the Borrower or its Restricted Subsidiaries for Equity Interests (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Borrower or its Restricted Subsidiaries upon such conversion or exchange);

(4)        100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made after the Closing Date and redemptions and repurchases of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Borrower and its Restricted Subsidiaries and releases of Guaranties that constitute Restricted Investments by the Borrower and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 6.02(b)(xii));

(5)        100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Borrower or its Restricted Subsidiaries from the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 6.02(b)(xii) or to the extent such Investment constituted a Permitted Investment); and

(6)        to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Borrower merges into or consolidates with the Borrower or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 6.02(b)(xii) or to the extent such Investment constituted a Permitted Investment).

(b)        The provisions of Section 6.02(a) hereof shall not prohibit:

(i)       any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests, Disqualified Stock, Junior Indebtedness or any Restricted Investment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower (other than (x) Disqualified Stock and (y) Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Equity Interests shall be excluded from Section 6.02(a);

(ii)      any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness;

(iii)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 6.01;

(iv)     dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(v)      the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests, of the Borrower held by any existing or former employees, management or directors of or consultants to the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Borrower; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (v) shall not exceed $5.6 million in the aggregate during any calendar year, although such amount in any calendar year (with any unused amounts in any year being available in succeeding years) may be increased by an amount not to exceed:

(A)       the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to existing or former employees or members of management of the Borrower or any of its Subsidiaries that occurs after the date hereof, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 6.02(a)); plus

(B)       the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the date hereof; less

(C)       the amount of any Restricted Payments previously made with the cash proceeds described in the clauses (A) and (B) of this clause (v);

(vi)     the accrual declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement;

(vii)    repurchases or other acquisitions of Equity Interests deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Equity Interests or other convertible securities if such Equity Interests represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(viii)   the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness at a purchase price not greater than

101% of the principal amount of (plus accrued and unpaid interest on) such Junior Indebtedness in the event of a transaction permitted in accordance with provisions similar to Section 6.08;

(ix)     cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or other exchanges of securities of the Borrower or a Restricted Subsidiary in exchange for Equity Interests of the Borrower;

(x)      Restricted Payments from the proceeds of Permitted Debt if on the date thereof and, after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio for the Borrower and its Restricted Subsidiaries would be no greater than 5.75 to 1.00;

(xi)     [Reserved];

(xii)    other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (xii) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of amounts included in Section 6.02(a)) not to exceed $28.0 million;

(xiii)   the purchase of fractional shares of Equity Interests of the Borrower arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(xiv)   in connection with any acquisition by the Borrower or any of its Subsidiaries, the receipt or acceptance of the return to the Borrower or any of its Restricted Subsidiaries of Equity Interests of the Borrower constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including consideration earn outs);

(xv)    the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan; or

(xvi)   payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Borrower or any Restricted Subsidiary;

provided,  however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (vi), (x), (xii) and (xvi), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Borrower.

For purposes of determining compliance with this Section 6.02, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xvi) of Section 6.02(b), or is entitled to be made pursuant to Section 6.02(a), the Borrower shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 6.02.

If the Borrower or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under the first paragraph of this covenant or any other provision of this covenant or the definition of Permitted Investment (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Restricted Subsidiary.

(d)        As of the date hereof, all of the Borrower’s Subsidiaries shall be Restricted Subsidiaries. The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the defined term “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 6.03  Limitation on Liens.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) that secures any Indebtedness on any asset or property of the Borrower or such Restricted Subsidiary or any income or profits therefrom.

SECTION 6.04  Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)        The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)       (A) pay dividends or make any other distributions on its Equity Interests to the Borrower or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness or other obligations owed to the Borrower or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(ii)      make any loans or advances to the Borrower or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii)     sell, lease or transfer any of its property or assets to the Borrower or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) of this Section 6.04(a)).

(b)        The restrictions in Section 6.04(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i)       any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date (including, without limitation, the New First Lien Debt, this Agreement, the Loans, any indenture governing the Exchange Notes, any collateral documents (including the Collateral Documents) relating to any of the foregoing), the ABL Intercreditor Agreement and the Intercreditor Agreement, and the ABL Credit Facility in effect on such date);

(ii)      any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Borrower or a Restricted Subsidiary (other than Equity Interests or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Borrower or in contemplation of the transaction) or such assets were acquired by the Borrower or any Restricted Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Borrower or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Agreement;

(iii)     any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 6.04(b) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 6.04(b) or this clause (iii); provided,  however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Borrower) in any material respect, taken as a whole, to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this Section 6.04(b) on the date hereof or the date such Restricted

Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;

(iv)     in the case of Section 6.04(a)(iii), encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 6.03 that apply only to the assets subject to such Liens;

(v)      Purchase Money Indebtedness and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in Section 6.04(a)(iii) on the property so acquired;

(vi)     contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale of all or a portion of the Equity Interests or assets of such Subsidiary;

(vii)    restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(viii)   any customary provisions in joint venture agreements relating to joint ventures and other similar agreements entered into in the ordinary course of business, provided that if such joint venture is a Restricted Subsidiary, such provisions shall not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Borrower);

(ix)     any customary provisions in leases, subleases or licenses and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(x)      encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

(xi)     encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Guarantors in accordance with Section 6.01 that are not more restrictive, taken as a whole (as determined in Good Faith by the Borrower), than those applicable to the Borrower in this Agreement and the Facility on the date hereof (which results in encumbrances or restrictions comparable to those applicable to the Borrower at a Restricted Subsidiary level);

(xii)    encumbrances or restrictions contained in or arising under indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors subsequent to the date hereof pursuant to clauses (ii), (v), (vi), (vii) and (xiv) of Section 6.01(b) by Restricted Subsidiaries, provided that such encumbrances and restrictions contained in any agreement or instrument shall not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Borrower); and

(xiii)   under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries.

SECTION 6.05  Limitation on Sales of Assets and Subsidiary Stock.

(a)        The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition following the date hereof unless:

(i)       the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and

(ii)      at least 75% of the consideration from such Asset Disposition received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

The Borrower shall determine the Fair Market Value of any consideration from such Asset Disposition that is not cash or Cash Equivalents.

(b)        For the purposes of this Section 6.05, the following are deemed to be cash: (x) the assumption of Indebtedness or other liabilities of the Borrower (other than Disqualified Stock or Junior Indebtedness) or Indebtedness or other liabilities of any Restricted Subsidiary (other than Disqualified Stock or Junior Indebtedness) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Disposition, (y) securities, notes or similar obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted within 180 days by the Borrower or such Restricted Subsidiary into cash and (z) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $57.5 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 6.06  Limitation on Affiliate Transactions.

(a)        The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless:

(i)       the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii)      in the event such Affiliate Transaction involves an aggregate consideration in excess of $11.2 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Borrower (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and

(iii)     in the event such Affiliate Transaction involves an aggregate consideration in excess of $22.4 million, the Borrower has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Borrower and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)        The provisions of Section 6.06(a) shall not apply to:

(i)       any (x) Restricted Payment permitted to be made pursuant to Section 6.02 and (y) Permitted Investment in any Person that is an Affiliate of the Borrower solely as a result of ownership of Investments in such Person by the Borrower or any Restricted Subsidiary;

(ii)      any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Equity Interests of the Borrower pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Borrower;

(iii)     loans or advances to employees, officers or directors of the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $5.6 million (without giving effect to the forgiveness of any such loan);

(iv)     any transaction between or among the Borrower and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any Guaranties issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary;

(v)      the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Borrower or any Restricted Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

(vi)     the existence of, and the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the

Borrower or any of its Restricted Subsidiaries is a party as of or on the date hereof, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided,  however, that any future amendment, modification, supplement, extension or renewal entered into after the date hereof shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Lenders in any material respect, as determined in Good Faith by the Borrower, than the terms of the agreements in effect on the date hereof;

(vii)    any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Borrower or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders, as determined in Good Faith by the Borrower, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(viii)   transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Borrower and its Restricted Subsidiaries; provided that as determined in Good Faith by the Borrower, such transactions are on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

(ix)     any purchases by the Borrower’s Affiliates of Indebtedness of the Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates; and

(x)      any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Borrower and the granting of registration and other customary rights in connection therewith or any contribution to the Equity Interests of the Borrower or any Restricted Subsidiary.

SECTION 6.07  Limitation on Lines of Business.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

SECTION 6.08  Fundamental Changes.  The Borrower shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(a)        in case the Borrower shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an agreement executed and delivered to the Administrative Agent, the due and punctual payment of the principal of and any premium and interest on all Loans and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed;

(b)        immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Borrower, each Guarantor as a result of such transaction as having been incurred by the Borrower, each Guarantor at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(c)        if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Borrower would become subject to a Lien, which would not be permitted by this Agreement, the Borrower, or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the Loans equally and ratably with (or prior to) all indebtedness secured thereby; and

(d)        the Borrower has delivered to the Administrative Agent an officer’s certificate, stating that such consolidation, merger, conveyance, transfer or lease and, if an assumption agreement is required in connection with such transaction, such agreement shall comply with this Section 6.08, and that all conditions precedent herein provided for relating to such transaction have been complied with.

(e)        Upon any consolidation of the Borrower with, or merger of the Borrower into, any other Person or any conveyance, transfer or lease of the properties and assets of the Borrower substantially as an entirety in accordance with this Section 6.08, the successor Person formed by such consolidation or into which the Borrower or the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the Loans.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        Default in any payment of interest on any Loan when due, and the continuance of such Default for 30 days; or

(b)        Default in the payment of principal of or premium, if any, on any Loan when due at the Facility Maturity Date, upon declaration of acceleration or otherwise; or

(c)        Failure by the Borrower to comply with its obligations under Section 6.08; or

(d)        Failure by the Borrower to comply for 45 days after notice as provided below with any of its obligations under Article V or Article VI (in each case, other than matters that would constitute an Event of Default under clause (c)); or

(e)        Failure by the Borrower or any Guarantor to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a) through (d) above) contained in this Agreement or the Collateral Documents; or

(f)        Default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any indebtedness for money borrowed by the Borrower or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Borrower or any of its Restricted Subsidiaries), other than Indebtedness owed to the Borrower or a Restricted Subsidiary, whether such indebtedness or guarantee now exists or is created after the Closing Date, which default:

(i)       is caused by a failure to pay principal on such indebtedness at its final stated maturity within the grace period provided in the agreements or instruments governing such indebtedness (“payment default”); or

(ii)      results in the acceleration of such indebtedness prior to its stated final maturity;

and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $28.0 million or more; or

(g)        The entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receive, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary or of any substantial part of its or their respective property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(h)        The commencement by the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of a Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of a Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary or of any substantial part of its or their respective property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary in furtherance of any such action; or

(i)         Failure by the Borrower or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $28.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the good faith by the Borrower) that has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect; or

(j)         any Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Agreement) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that taken together as of the latest audited consolidated financial statements of the Borrower and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Agreement, its Guarantee, any Collateral Document or the Intercreditor Agreement and the Borrower fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days; or

(k)        with respect to any Collateral having a fair market value in excess of $11.2 million, individually or in the aggregate, (i) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason, other than in accordance with the terms of the Collateral Documents and the terms of this Agreement or the Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Agreement, if such failure continues for 60 days or (ii) the assertion by the Borrower or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days.

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under clauses (g) or (h) above, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by applicable law.

ARTICLE VIII

THE AGENTS

SECTION 8.01  Authorization and Action.

(a)        Each Lender (on behalf of itself and its Affiliates in their capacities as a Lender) hereby appoints The Bank of New York Mellon to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

(b)        Each Lender holding Tranche A Loans hereby appoints The Bank of New York Mellon to act on its behalf as the Tranche A Collateral Agent hereunder and under the other Loan Documents and authorizes the Tranche A Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Tranche A Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations.  Each Lender holding Tranche B Loans hereby appoints The Bank of New York Mellon to act on its behalf as the Tranche B Collateral Agent hereunder and under the other Loan Documents and authorizes the Tranche B Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Tranche B Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations.

(c)        The provisions of this Article are solely for the benefit of the Agents and the Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.

SECTION 8.02  Agents Individually.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lender’s” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lender.

SECTION 8.03  Duties of Agents; Exculpatory Provisions.

(a)        The Agents’ duties hereunder and under the other Loan Documents are solely mechanical and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)       shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and

(ii)      shall have any duty to take any discretionary action or exercise any discretionary powers and shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive the advice or concurrence of the Required Lenders and until the instructions are received, each Agent shall act, or refrain from acting, as it deems advisable.  No Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(iii)     shall, except as expressly set forth herein and in other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)        No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 or 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until written notice describing such Default and such event or events is given to a Responsible Officer of such Agent by the Borrower or any Lender and stating that such notice is a “Notice of Default.”  If the Agent receives such a notice, then it shall give prompt notice thereof to the Lenders and the Borrower (if such notice is received from a Lender).

(c)        If any Agent so requests, it shall first be indemnified to its satisfaction from the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action under this Agreement or any other Loan Document.  No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby shall require any Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

(d)        No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.  Neither any Agent nor any of their Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, a Loan Party or any other Person given in, pursuant to or in connection with any Loan Document.

(e)        Nothing in this Agreement or any other Loan Document shall require any Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent.

(f)        Before an Agent acts or refrains from acting, it may require an officer’s certificate from the Borrower satisfactory to such Agent with respect to the proposed action or inaction, such certificate to be given at the Borrower’s expense.  No Agent shall be liable for any action it takes or omits to take in good faith in reliance upon such certificate.  Whenever in the administration of the Loan Documents any Agent shall deem it necessary or desirable that a matter be proved or established before taking or suffering or omitting to take any act under any Loan Document, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of such Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to such Agent, and such certificate, in the absence of gross negligence or willful misconduct on the part of such Agent, shall be full warrant to that Agent for any action taken, suffered or omitted to be taken by it under the Loan Documents upon the faith thereof.  The Agents shall not be responsible or liable for any failure or delay in the performance of their obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.  In no event shall any Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent or to enforce any rights and remedies in any foreign jurisdiction.  No Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of such Agent unless it shall be proved that such Agent was negligent in ascertaining the pertinent facts.

(g)        The Agents have accepted and are bound by this Agreement and the other Loan Documents executed by the Agents as of the date of this Agreement and, as directed in writing by the Required Lenders, the Agents shall execute additional Loan Documents delivered to them after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of any Agent.  No Agent (in its capacity as an Agent hereunder) will otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Loan Documents to which such Agent is a party).

(h)        No written direction given to the Agents by the Required Lenders or the Borrower or any Loan Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon such Agent unless such Agent elects, at its sole option, to accept such direction.

SECTION 8.04  Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loans.  Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  Delivery of any reports, information and documents to any Agent is for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

SECTION 8.05  Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent.  Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub agent and the Related Parties of each Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Article XI (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent,” as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto.  The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06  Resignation of Agents.  Any Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank with an office in the United States or an Affiliate of any such commercial bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation by the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and

Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07  Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:

(a)        the financial condition, status and capitalization of the Borrower and each other Loan Party;

(b)        the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c)        determining compliance or non-compliance with any condition hereunder to the making of Loans; and

(d)        the adequacy, accuracy and/or completeness of any information delivered by any Agent and any other Lender or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08  Agents May File Proofs of Claim.

(a)        In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan, any Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(b)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and Loans of the Lenders and the Agents and their respective agents and counsel and all other amounts due to the Lenders and the Agents under Sections 2.07 and 11.04) allowed in such judicial proceeding; and

(c)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and Loans of the Agents and their agents and counsel, and any other amounts due the Agents hereunder and under the other Loan Documents.

SECTION 8.09  Collateral and Guaranty Matters.

(a)        The Secured Parties irrevocably authorize the Collateral Agent,

(i)       to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (w) pursuant to the terms of any Loan Document or the Intercreditor Agreement, (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition not prohibited by the Loan Documents, or (z) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)      to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.03; and

(iii)     to release any Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Restricted Subsidiary of Borrower as a result of a transaction not prohibited by the Loan Documents, (B) permitted by Section 6.08(e), (C) such Person becomes an Excluded Subsidiary, or (D) such Guarantor is released from its guarantee of the New First Lien Debt that required such Guarantor to become a Guarantor hereunder (and such Guarantor would not otherwise be required to become a Guarantor hereunder pursuant to Section 5.08(a)).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.09.

(b)        No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)        Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  Neither Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Liens granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(d)        No Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of such Agent (as determined by a final, nonappealable judgment by a court of competent jurisdiction), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  Each Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the liens granted hereunder or in the value of any of the Collateral.

(e)        In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  No Agent will be liable to any person for any environmental liabilities and costs or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

SECTION 8.10  Indemnification.

(a)        Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, charges or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided,  however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, charges or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 11.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.10 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b)        For purposes of this Section 8.10, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to such Lender’s and (ii) the aggregate unused portions of such Lender’s Commitments at such time.  The failure of any Lender to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.10 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents and the resignation of any Agent.

SECTION 8.11  Tax Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative

Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

SECTION 8.12  Lien Priority Confirmation.  Each Lender and the Administrative Agent on behalf of the Lenders agree that:

(a)        All obligations under the New First Lien Debt and the ABL Obligations will be and are secured by Liens in priority to Liens securing the Obligations under the Loan Documents pursuant to the provisions of, and in the manner described in, the Intercreditor Agreement.

(b)        The Tranche A Loans will be secured by Liens in priority to the Liens securing the Tranche B Loans on the terms set forth in the Junior Lien Intercreditor Agreement.

(c)        The Administrative Agent and each of the Lenders in respect of the Obligations in respect of this Agreement and the Loan Documents represented thereby are bound by the provisions of the Intercreditor Agreement, including without limitation the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement thereof; and

(d)        The Administrative Agent and each of the Lenders consent to and direct the Collateral Agent to perform the Collateral Agent’s obligations under the Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Collateral Documents.

Subject to the terms of the Intercreditor Agreement, the foregoing provisions of this Section 8.12 are intended for the enforceable benefit of, and will be enforceable as a third party beneficiary by, the ABL Collateral Agent, all holders of New First Lien Debt, each existing and future representative of New First Lien Debt and the Collateral Agent.

ARTICLE IX

GUARANTY

SECTION 9.01  Guaranty; Limitation of Liability.

(a)        Subject to Article X, each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing to the fullest extent permitted by applicable law, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)        Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)        Subject to Article X, each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 9.02  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents (including Article X), regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions.  To the fullest extent permitted by applicable law, the liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives to the fullest extent permitted by applicable law any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(b)        any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(c)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the

Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(d)        any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(e)        any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(f)        any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(g)        any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(h)        the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i)         any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 9.03  Waivers and Acknowledgments.

(a)        Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)        Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)        Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)        Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by non-judicial sale, and each Guarantor hereby waives, to the fullest extent permitted by applicable law,  any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.

(e)        Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f)        Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

SECTION 9.04  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted).  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), and (iii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 9.05  Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), when required by Section 5.08(a), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 9.06  Continuing Guaranty; Assignments.

(a)        This Guaranty is a continuing guaranty and shall remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted) and (ii) the Termination Date; provided that with respect to any Guarantor, if (A) such Person ceases to be a Restricted Subsidiary of Borrower as a result of a transaction not prohibited by the Loan Documents, (B) permitted by Section 6.08(e), (C) such Person becomes an Excluded Subsidiary, or (D) such Guarantor is released from its guarantee of the New First Lien Debt that required such Guarantor to become a Guarantor hereunder (and such Guarantor is not otherwise required to be a Guarantor pursuant to Section 5.08(a)), the Guaranty will terminate and the

Administrative Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence, without recourse, representation or warranty, the release of such Guarantor from the Guaranty.

(b)        This Guaranty is a continuing guaranty and shall (i) be binding upon each Guarantor, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (ii) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.07.  Except as otherwise permitted pursuant to Section 6.08, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and the Required Lenders.

ARTICLE X

SUBORDINATION OF GUARANTEE

SECTION 10.01  Agreement to Subordinate.  The Guarantors agree, and each Lender agrees, that the payment of all Guaranteed Obligations owing in respect of the Loans is subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment in cash in full of all existing and future Priority Indebtedness and that the subordination is for the benefit of and enforceable by the holders of such Priority Indebtedness.

SECTION 10.02  Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of a Guarantor to creditors upon a total or partial liquidation or dissolution of such Guarantor or in a reorganization of, or similar proceeding relating to, such Guarantor or its property:

(a)        the holders of Priority Indebtedness shall be entitled to receive payment in full in cash of such Priority Indebtedness before Lenders shall be entitled to receive any payment;

(b)        until the Priority Indebtedness is paid in full in cash, any payment or distribution to which Lenders would be entitled but for the subordination provisions of this Article X shall be made to holders of such Priority Indebtedness as their interests may appear; and

(c)        if a distribution is made to Lenders that, due to the subordination provisions of this Article X, should not have been made to them, such Lenders will be required to hold it in trust for the holders of Priority Indebtedness and pay it over to them as their interests may appear.

SECTION 10.03  Default on Priority Indebtedness.  No Guarantor shall pay principal of, premium, if any, or interest on the Guaranteed Obligations or make any payment with respect to the Guaranteed Obligations (collectively, “pay the Guaranteed Obligations”) if either of the following occurs (a “Priority Payment Default”):

(a)        any Obligation on any Priority Indebtedness is not paid in full in cash when due (after giving effect to any applicable grace period); or

(b)        any other default on Priority Indebtedness occurs and the maturity of such Priority Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Priority Payment Default has been cured or waived and any such acceleration has been rescinded or such Priority Indebtedness has been discharged or paid in full in cash; provided, however, that a Guarantor shall be entitled to pay the Guaranteed Obligations without regard to the foregoing if the Guarantor and the Administrative Agent receive written notice approving such payment from the Representatives of all Priority Indebtedness with respect to which the Priority Payment Default has occurred and is continuing.

During the continuance of any default (other than a Priority Payment Default) (a “Non-Priority Payment Default”) with respect to any Priority Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Guarantor shall pay the Guaranteed Obligations for a period (a “Payment Blockage Period”) commencing upon the receipt by the Administrative Agent (with a copy to the Borrower) of written notice (a “Blockage Notice”) of such Non-Priority Payment Default from the Representative of such Priority Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter.  The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Administrative Agent and the Borrower from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Priority Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first paragraph of this Section 10.03 and Section 10.02 hereof), unless the holders of such Priority Indebtedness or the Representative of such Priority Indebtedness shall have accelerated the maturity of such Priority Indebtedness, the Guarantors shall be entitled to resume paying the Guaranteed Obligations after the end of such Payment Blockage Period.  The Guaranteed Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Priority Indebtedness during such period; provided that if any Blockage Notice is delivered to the Administrative Agent by or on behalf of the holders of Priority Indebtedness (other than the holders of Indebtedness under the New First Lien Debt), a Representative of holders of Indebtedness under the New First Lien Debt may give another Blockage Notice within such period.  However, in no event shall the total number of days during which any Payment Blockage Period or Periods on the Guaranteed Obligations is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period, is in effect.  Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Administrative Agent shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Priority Payment Default pursuant to any provisions under which a Non-Priority Payment Default previously existed or was continuing shall constitute a new Non-Priority Payment Default for this purpose).

SECTION 10.04  Acceleration of Payment of Guaranteed Obligations.  If payment of the Guaranteed Obligations is accelerated because of an Event of Default, the Borrower shall promptly notify the holders of the Priority Indebtedness or the Representative of such Priority Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article X; provided, further that so long as there shall remain outstanding Indebtedness under the New First Lien Debt, a Blockage Notice with respect to the New First Lien Debt may only be given by the respective Representative thereunder unless otherwise agreed to in writing by the respective requisite holders as set forth therein.  If any Priority Indebtedness is outstanding, no Guarantor may pay the Guaranteed Obligations until five Business Days after the Representatives of all the issues of Priority Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Agreement otherwise permits payment at that time.

SECTION 10.05  When Distribution Must Be Paid Over.  If a distribution is made to Lenders that, due to the subordination provisions of this Article X, should not have been made to them, such Lenders are required to hold it in trust for the holders of Priority Indebtedness and pay it over to them as their interests may appear.

SECTION 10.06  Subrogation After all Priority Indebtedness is paid in full and until the Guaranteed Obligations are paid in full, Lenders shall be subrogated to the rights of holders of such Priority Indebtedness to receive distributions applicable to such Priority Indebtedness.  A distribution made under this Article X to holders of such Priority Indebtedness which otherwise would have been made to Lenders is not, as between the Guarantors and Lenders, a payment by the Guarantors on such Priority Indebtedness.

SECTION 10.07  Relative Rights.  This Article X defines the relative rights of Lenders and holders of Priority Indebtedness.  Nothing in this Indenture shall:

(a)        impair, as between a Guarantor and Lenders, the obligation of a Guarantor, which is absolute and unconditional, to pay the Guaranteed Obligations;

(b)        prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default, subject to the terms of the Intercreditor Agreement and the rights of holders of Priority Indebtedness to receive payments or distributions otherwise payable to Lenders and such other rights of such holders of Priority Indebtedness as set forth herein; or

(c)        affect the relative rights of Lenders and creditors of a Guarantor other than their rights in relation to holders of Priority Indebtedness.

SECTION 10.08  Subordination May Not Be Impaired by Guarantor.  No right of any holder of Priority Indebtedness to enforce the subordination of the Guaranteed Obligations shall be impaired by any act or failure to act by a Guarantor or by its failure to comply with this Agreement.

SECTION 10.09  Rights of Administrative Agent.  Notwithstanding Section 10.03 hereof, the Administrative Agent may continue to make payments on the Guaranteed Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than five Business Days prior to the date of such payment, the Administrative Agent receives written notice satisfactory to it that payments may not be made under this Article X.  A Representative or a holder of Priority Indebtedness shall be entitled to give the notice; provided, however, that, if an issue of Priority Indebtedness has a Representative, only the Representative shall be entitled to give the notice.

SECTION 10.10  Distribution or Notice to Representative.  Whenever any Person is to make a distribution or give a notice to holders of Priority Indebtedness, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).  Any such Representative shall provide its contact information to the Administrative Agent.

SECTION 10.11  Article X Not to Prevent Events of Default or Limit Right To Accelerate.  The failure to make a payment pursuant to the Guaranteed Obligations by reason of any provision in this Article X shall not be construed as preventing the occurrence of a Default.  Nothing in this Article X shall have any effect on the right of the Lenders or Administrative Agent to accelerate the Guaranteed Obligations.

SECTION 10.12  Administrative Agent and the Lenders Entitled To Rely.  Upon any payment or distribution pursuant to this Article X, the Administrative Agent and the Lenders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Administrative Agent and the Lenders or (c) upon the Representatives of Priority Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Priority Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.  In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Priority Indebtedness to participate in any payment or distribution pursuant to this Article X, the Administrative Agent shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Priority Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Administrative Agent shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 10.13  Administrative Agent to Effectuate Subordination.  Each Lender agrees to be bound by this Article X and authorizes and expressly directs the Administrative Agent, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Lenders and the holders of Priority Indebtedness as provided in this Article X and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

SECTION 10.14  Administrative Agent Not Fiduciary for Lenders of Priority Indebtedness.  The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Priority Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Lenders or the Borrower or any other Person, money or assets to which any holders of Priority Indebtedness shall be entitled by virtue of this Article X or otherwise.

SECTION 10.15  Reliance by Lenders of Priority Indebtedness on Subordination Provisions.  Each Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Priority Indebtedness, whether such Priority Indebtedness was created or acquired before or after the issuance of the Loans, to acquire and continue to hold, or to continue to hold, such Priority Indebtedness and such holder of such Priority Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Priority Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Priority Indebtedness may, at any time and from time to time, without the consent of or notice to the Administrative Agent or the Lenders, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article X or the obligations hereunder of the Lenders to the holders of the Priority Indebtedness, do any one or more of the following:

(a)        change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Priority Indebtedness, or otherwise amend or supplement in any manner Priority Indebtedness, or any instrument evidencing the same or any agreement under which Priority Indebtedness is outstanding;

(b)        sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Priority Indebtedness;

(c)        release any Person liable in any manner for the payment or collection of Priority Indebtedness; and

(d)        exercise or refrain from exercising any rights against a Guarantor and any other Person.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (voting as a single Class), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided,  however, that

(a)        no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i)       change the percentage of the aggregate unpaid principal amount of the Loans, that shall be required for the Lenders or any of them to take any action hereunder,

(ii)      except in connection with a transaction permitted under Section 6.08 or as set forth in Section 9.06, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranty) if such release or limitation is in respect of all or substantially all of the value of the Guaranty to the Lenders,

(iii)     except as permitted by or pursuant to the terms of the Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv)     amend this Section 11.01 or reduce the proportion of Lenders required for any action, waiver or consent hereunder or change the definition of “Required Lenders”,

(b)        no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i)       reduce the principal of, or stated rate of interest on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(ii)      postpone any date scheduled for any payment of principal of, or interest on, the Loans (including, but not limited to, the applicable Facility Maturity Date) pursuant to Sections 2.03 or 2.06 or any date fixed for any payment of fees hereunder in each case payable to any Agent or a Lender without the consent of such Agent or Lender, as the case may be;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents; and

(c)        notwithstanding the foregoing, upon the due execution and delivery of an assumption agreement and all other documents required by Section 6.08 by any successor Person and the Borrower, the Administrative Agent shall, without the consent of the Lenders, execute such assumption agreement on behalf of all Lenders to evidence the assumption of the due and punctual payment of the principal of and any premium and interest on all Loans and the performance or observance of every covenant of this Agreement by such successor Person.

SECTION 11.02  Notices, Etc.

(a)        Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)      if to any other Lender, to the address, fax number, electronic mail address or telephone number designated by such party in a written notice to the Borrower and the Administrative Agent;

provided,  however, that materials and information described in Section 11.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).  Delivery by facsimile or electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b)        The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement, or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, IN NO EVENT SHALL SUCH LIABILITY EXTEND TO DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE).

(d)        The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e)        The Agents shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods; provided, however, that the Borrower shall amend the incumbency certificate provided by the

Borrower in accordance with Section 3.01 whenever a person is to be added or deleted from the list.  If the Borrower elects to give any Agent Instructions using e-mail or facsimile instructions (or instructions by a similar electronic method) and such Agent in its discretion elects to act upon such Instructions, such Agent’s reasonable understanding of such Instructions shall be deemed controlling.  The Borrower understands and agrees that the Agents cannot determine the identity of the actual sender of such Instructions and that the Agents shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to such Agent have been sent by such authorized officer.  The Borrower shall be responsible for ensuring that only authorized officers transmit such Instructions to the Agents and that the Borrower and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower.  No Agent shall be liable for any losses, costs or expenses arising directly or indirectly from such Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower agrees: (i) to assume all risks arising out of the use of e-mail or facsimile instructions (or instructions by a similar electronic method) to submit Instructions to the Agents, including without limitation the risk of such Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Agents and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the applicable Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

SECTION 11.03  No Waiver; Remedies.  No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04  Costs and Expenses.

(a)        The Borrower agrees to pay on demand (i) all reasonable and documented costs and expenses of each Agent and the Initial Lenders in connection with the preparation, negotiation, execution, delivery, performance, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); provided, that, in the case of the Initial Lenders, all costs and expenses referenced in this Section 11.04(a) shall be capped at $750,000, and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b)        Each Loan Party, jointly and severally, agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities, fees, expenses and charges (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) it exercising its powers, rights or remedies or performing its duties hereunder or under the Loan Documents, the Facilities, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transactions is consummated.  The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities or the Loan Documents.

(c)        If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion (but without any obligation to do so).

(d)        Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.09 and this Section 11.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents and the resignation of any Agent.

SECTION 11.05  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured.  Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided,  however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender and their respective Affiliates under this Section 11.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 11.06  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by the Initial Lenders that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Indemnified Party, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld) and each Lender (except as set forth and in compliance with Section 6.08).

SECTION 11.07  Successors and Assigns.

(a)        Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note or Notes held by it); provided,  however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 in the case of the Facility (or such lesser amount as shall be approved by the Borrower, such consent not to be unreasonably withheld or delayed), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acknowledgment and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) subject to such assignment and (if requested by the Administrative Agent) a processing and recordation fee of $3,500.

(b)        Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.09 and 11.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)        By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Assumption delivered to and acknowledged by it and a register for the recordation of the names and addresses of the Lenders and principal amount (and stated interest) of the Loans owing under the Facility to, each Lender from time to time (the “Register”).  This provision is intended to be and shall be interpreted so that the Loans evidenced by the Loan Documents are treated as being in registered form in accordance with Section 5f.103-1(c) of the Regulations.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit B hereto, (i) acknowledge such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice and any Note or Notes (if any) subject to such assignment, the Borrower, at the expense of the Eligible Assignee, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it under the Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Loan hereunder, a new Note to the order of such assigning Lender in an amount equal to the Loan retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(f)        Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 11.07, disclose to the assignee or proposed assignee any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided,  however, that, prior to any such disclosure, the assignee or proposed assignee shall agree to preserve the confidentiality of any information received by it from such Lender.

(g)        Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes (if any) held by it) including, without limitation, creating such a security interest in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)        Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the definition of “Eligible Assignee” and the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)         Notwithstanding anything to the contrary contained herein, no Lender may issue or sell participations unless such participation also constitutes an assignment that complies with this Section 11.07.

SECTION 11.08  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or .pdf of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 11.09  Release of Collateral.  Upon (A) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, to the extent not prohibited by the terms of the Loan Documents, of the Loan Party that owns such Collateral) not prohibited by the terms of the Loan Documents, (B) the designation of any Loan Party as an Excluded Subsidiary pursuant to the terms hereof, (C) the terms of any Loan Document, (D) a Guarantor being released from its guarantee of the New First Lien Debt that required such Guarantor to become a Guarantor hereunder (and such Guarantor is not otherwise be required to become a Guarantor hereunder pursuant to Section 5.08(a)), with respect to Collateral owned by such Person, or (E) termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), the Liens granted to the Collateral Agent under the Collateral Documents shall automatically be released and the Collateral Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence,  without recourse, representation or warranty, the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.  In connection with any request for a release of Collateral pursuant to this Section 11.09, the Borrower shall deliver an officer’s certificate to the Collateral Agent certifying that all conditions precedent to such release (if any) have been satisfied and the release is authorized and permitted by the terms of this Agreement and the Loan Documents.

SECTION 11.10  Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents (it being understood that the representations and warranties are made only as of the Closing Date), regardless of any investigation made by such persons or on their behalf, and all such covenants and agreements shall continue in full force and effect as long as the principal of or any accrued interest on any Loans, or any fee due hereunder, or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.09 and 11.04) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement and the resignation of any Agent.

SECTION 11.11  Patriot Act Notice.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

SECTION 11.12  Jurisdiction, Etc.

(a)        Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)        Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.12(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)        Each party hereto irrevocably consents to service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such party at its address specified in Section 11.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)        If the interest rate hereunder on the Obligations is or becomes in excess of the maximum interest rate which the Borrowers are permitted by Law to contract or agree to pay, the rate of interest hereunder on the Obligations shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum interest rate shall be deemed to have been payments in reduction of principal and not of interest.

SECTION 11.13  Governing Law.  This Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 11.14  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.15  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Agents nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Agents nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.16  No Manipulation.  Each Initial Lender represents and warrants to the Loan Parties as of the date hereof and the Closing Date that it is not entering into this Agreement, or directly or indirectly engaging or intending to engage in any hedging or other activity in connection with this Agreement to raise, depress or manipulate, or attempt to raise, depress or manipulate, the price of any securities of any Loan Party, any securities convertible into or exchangeable for any securities of any Loan Party, or any derivatives transaction (including, without limitation, any credit default swap) or similar instrument relating to any Loan Party or any securities of any Loan Party (a “Derivative”).

SECTION 11.17  Derivatives Trading Activities.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each party to this Agreement acknowledges and agrees, and acknowledges its respective Affiliates’ understanding and agreement, that none of (a) the terms of this Agreement, any Loan made hereunder or any other transaction contemplated hereby or (b) the decision of any Loan Party to enter into this Agreement or consummate any such Loan or  transaction is or will be influenced by or be contingent on (x) the manner or method in which any Initial Lender or any of its Affiliates or any party acting on its behalf may establish, maintain, adjust or unwind any Derivative or (y) any communication, whether written or oral, between any Loan Party, on the one hand, and any Initial Lender, the Administrative Agent or any of their respective Affiliates, on the other hand, with respect to whether, when, how or in what manner or method such party or any party acting on its behalf may establish, maintain, adjust or unwind in any Derivative.

SECTION 11.18  Pari Passu Ranking.  The Borrower and the Lenders agree that the Obligations of the Borrower are not subordinated in right of payment to any Indebtedness of the Borrower.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.-

THE MCCLATCHY COMPANY,
as Borrower

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Chief Financial Officer

MCCLATCHY NEWSPAPERS, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

MCCLATCHY MANAGEMENT SERVICES, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	President

MCCLATCHY U.S.A., INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

MCCLATCHY INVESTMENT COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

MIAMI HERALD MEDIA COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

THE CHARLOTTE OBSERVER PUBLISHING COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

STAR-TELEGRAM, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

MCCLATCHY INTERACTIVE WEST,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

BELLINGHAM HERALD PUBLISHING, LLC,
as Guarantor

By: Pacific Northwest Publishing Company, Inc., its sole member

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

CYPRESS MEDIA, LLC,
as Guarantor

By: Cypress Media, Inc., its sole member

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

IDAHO STATESMAN PUBLISHING, LLC,
as Guarantor

By: Pacific Northwest Publishing Company, Inc., its sole member

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

OLYMPIAN PUBLISHING, LLC,
as Guarantor

By: Pacific Northwest Publishing Company, Inc., its sole member

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

SAN LUIS OBISPO TRIBUNE, LLC,
as Guarantor

By: The McClatchy Company, its sole member

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

MCCLATCHY INTERACTIVE LLC,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Manager

CYPRESS MEDIA, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

NOR-TEX PUBLISHING, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

MAIL ADVERTISING CORPORATION,

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

OLYMPIC-CASCADE PUBLISHING, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

TACOMA NEWS, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

PACIFIC NORTHWEST PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

THE BRADENTON HERALD, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

ABOARD PUBLISHING, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

KEYNOTER PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

BISCAYNE BAY PUBLISHING, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

MACON TELEGRAPH PUBLISHING COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

COLUMBUS LEDGER-ENQUIRER, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

QUAD COUNTY PUBLISHING, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	President

KELTATIM PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

WICHITA EAGLE AND BEACON PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

LEXINGTON H-L SERVICES, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

GULF PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

HLB NEWSPAPERS, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

LEE’S SUMMIT JOURNAL, INCORPORATED,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

BELTON PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

CASS COUNTY PUBLISHING COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

THE NEWS AND OBSERVER PUBLISHING COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

NITTANY PRINTING AND PUBLISHING COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

EAST COAST NEWSPAPERS, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

THE STATE MEDIA COMPANY,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

THE SUN PUBLISHING COMPANY, INC.,
as Guarantor

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON,
as Administrative Agent and Collateral Agent

By:	/s/ Latoya S. Elvin
Name:	Latoya S. Elvin
Title:	Vice President

[Signature Page to Credit Agreement]

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD., as Initial Lender

By:	Chatham Asset Management, LLC
Investment Advisor

By	/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member

CHATHAM FUND, LP, as Initial Lender

By:	Chatham Asset Management, LLC
Investment Advisor

By	/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member

CHATHAM EVEREST FUND, LP, as Initial Lender

By:	Chatham Asset Management, LLC
Investment Advisor

By	/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member

CHATHAM ASSET PRIVATE DEBT AND STRATEGIC CAPITAL FUND, LP, as Initial Lender

By:	Chatham Asset Management, LLC
Investment Advisor

By	/s/ Anthony R. Melchiorre
Name: Anthony R. Melchiorre
Title: Managing Member

[Signature Page to Credit Agreement]

SCHEDULE I

Commitments

Tranche A Commitment

Lender	Aggregate Commitment	Cash Amount	Cash Amount Repayable at Maturity
Chatham Asset High Yield Master Fund, Ltd.	$73,172,000.00	$27,934,400.00	$34,918,000.00
Chatham Fund, LP	$22,064,000.00	$8,302,400.00	$10,378,000.00
Chatham Everest Fund, LP	$21,780,000.00	$8,483,200.00	$10,604,000.00
Chatham Asset Private Debt and Strategic Capital Fund, LP	$40,076,000.00	$15,280,000.00	$19,100,000.00
Total:	$157,083,000.00	$60,000,000.00	$75,000,000.00

Initial Tranche B Commitment

Lender	Commitment
Chatham Asset High Yield Master Fund, Ltd.	$142,236,600.00
Chatham Fund, LP	$8,954,400.00
Chatham Everest Fund, LP	$26,275,000.00
Chatham Asset Private Debt and Strategic Capital Fund, LP	$16,000,000.00
Total:	$193,466,000.00

SCHEDULE II

Guarantors

McClatchy Newspapers, Inc.

McClatchy Management Services, Inc.

San Luis Obispo Tribune, LLC

Star-Telegram, Inc.

McClatchy Interactive LLC

The Charlotte Observer Publishing Company

McClatchy U.S.A., Inc.

Miami Herald Media Company

Cypress Media, LLC

McClatchy Interactive West

Idaho Statesman Publishing, LLC

Bellingham Herald Publishing, LLC

Olympian Publishing, LLC

McClatchy Investment Company

Pacific Northwest Publishing Company, Inc.

The Bradenton Herald, Inc.

Keynoter Publishing Company, Inc.

Aboard Publishing, Inc.

Biscayne Bay Publishing, Inc.

Macon Telegraph Publishing Company

Columbus Ledger-Enquirer, Inc.

Quad County Publishing, Inc.

Wichita Eagle and Beacon Publishing Company, Inc.

Keltatim Publishing Company, Inc.

Lexington H-L Services, Inc.

Gulf Publishing Company, Inc.

HLB Newspapers, Inc.

Lee's Summit Journal, Incorporated

Belton Publishing Company, Inc.

Cass County Publishing Company

Cypress Media, Inc.

The News and Observer Publishing Company

Nittany Printing and Publishing Company

East Coast Newspapers, Inc.

The State Media Company

The Sun Publishing Company, Inc.

Nor-Tex Publishing, Inc.

Mail Advertising Corporation

Tacoma News, Inc.

Olympic-Cascade Publishing, Inc.

SCHEDULE 11.02

Addresses for Notices

If to the Borrower:

c/o The McClatchy Company

2100 “Q” Street

Sacramento, CA 95816

Attention: Vice President, General Counsel

Facsimile: (916) 321-1869

If to the Administrative Agent:

The Bank of New York Mellon

2001 Bryan Street, Suite 1000

Dallas, Texas 75201

E-mail Address: lpcoe-dallasagentsvcs@bnymellon.com

Facsimile: (214) 468-5539

If to the Collateral Agent:

The Bank of New York Mellon

2001 Bryan Street, Suite 1000

Dallas, Texas 75201

E-mail Address: lpcoe-dallasagentsvcs@bnymellon.com

Facsimile: (214) 468-5539